Exhibit 2.1

Execution Version

SHARE EXCHANGE AGREEMENT

relating to

PHARMAGESIC (HOLDINGS) INC.,

a Canadian corporation

by and between

VIRIOS Therapeutics, Inc.,

a Delaware corporation

and

SEALBOND LIMITED,

a British Virgin Islands corporation

dated as of October 7, 2024

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits:

-v-

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT is made and entered into as of October 7, 2024, by and among VIRIOS THERAPEUTICS, INC., a Delaware corporation (“Purchaser”), and SEALBOND LIMITED, a British Virgin Islands corporation (“Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.Seller owns, beneficially and of record, 100% of all the issued and outstanding shares (the “Shares”) in the share capital of Pharmagesic (Holdings) Inc., a Canadian corporation (the “Company”).

B.The Company owns, beneficially and of record, 100% of all the issued and outstanding shares in the share capital of Wex Pharmaceuticals, Inc., a Canadian corporation (“OpCo”).

C.Purchaser desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Purchaser, in accordance with the terms of this Agreement and subject to the conditions set forth herein (the “Share Purchase”).

D.The Purchaser Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Purchaser and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares to Seller, as sole shareholder of the Company, pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Purchaser vote to approve the Purchaser Stockholder Matters at the Purchaser Stockholders’ Meeting to be convened following the Closing.

E.Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Purchaser’s and Seller’s willingness to enter into this Agreement, all of the directors and officers of Purchaser (solely in their capacity as stockholders of Purchaser) (the “Purchaser Signatories”) and Seller (solely in its capacity as sole shareholder of the Company) are executing lock-up agreements in substantially the form attached as Exhibit B (each, a “Lock-Up Agreement”).

F.Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Seller’s willingness to enter into this Agreement, each of the Purchaser Signatories (solely in their capacity as stockholders of Purchaser) are executing support agreements in favor of Seller in substantially the form attached as Exhibit C (the “Purchaser Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Purchaser in favor of the Purchaser Stockholder Matters.

G.Concurrently with the execution and delivery of this Agreement, Purchaser and Conjoint Inc., a Delaware corporation and an affiliate of Seller (“Lender”), are executing a Loan Agreement, pursuant to which Lender will have agreed to loan to Purchaser an aggregate of $19,500,000 on the terms and conditions set forth therein, in substantially the form attached as Exhibit D (the “Loan Agreement”).

H.Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Purchaser is executing a registration rights agreement in substantially the form attached as Exhibit E (the “Registration Rights Agreement”).

I.Immediately following the execution and delivery of this Agreement, Purchaser will file the Charter Amendment in substantially the form attached as Exhibit F with the office of the Secretary of State of the State of Delaware.

J.Immediately following the execution and delivery of this Agreement, Purchaser will file the Certificate of Designation in substantially the form attached as Exhibit G with the office of the Secretary of State of the State of Delaware.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

SECTION 1.DESCRIPTION OF TRANSACTION

1.1Sale and Purchase of Shares. Subject to the terms and conditions contained in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver all of the Shares to Purchaser, and Purchaser shall purchase, acquire and accept all of the Shares from Seller.

1.2Closing Consideration. The aggregate closing consideration (the “Closing Consideration”) to be paid by Purchaser for all of the Shares shall be (a) 211,383 shares of Purchaser Common Stock (“Purchaser Common Stock Payment Shares”), which shares shall represent a number of shares equal to no more than 19.99% of the outstanding shares of Purchaser Common Stock as of immediately before the Effective Time, and (b) 2,108.3854 shares of Purchaser Convertible Preferred Stock (“Purchaser Preferred Stock Payment Shares”). Each Purchaser Preferred Stock Payment Share shall be convertible into 10,000 shares of Purchaser Common Stock, subject to and contingent upon the affirmative vote of a majority of the Purchaser Common Stock present or represented and entitled to vote at a meeting of stockholders of Purchaser to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Purchaser Common Stock to Seller upon conversion of any and all shares of Purchaser Convertible Preferred Stock in accordance with the terms of the Certificate of Designation in substantially the form attached hereto as Exhibit G (the “Preferred Stock Conversion Proposal”). For the avoidance of doubt, the Closing Consideration set forth in this Section 1.2 gives effect to the Charter Amendment and the Certificate of Designation.

1.3Closing; Effective Time. The consummation of the Share Purchase under this Agreement (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures substantially simultaneously with the execution and delivery of this Agreement, or at such other time, date and place as Purchaser and Seller may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” The time at which the Closing shall be deemed to have occurred is 7:00 AM Eastern Time on the Closing Date or at such other date or time agreed upon in writing by the Parties (the “Effective Time”). Immediately following the execution and delivery of this Agreement, Purchaser will file the Charter Amendment and the Certificate of Designation with the office of the Secretary of State of the State of Delaware. Within two (2) Business Days following the Closing Date, Purchaser shall (a) issue the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares to Seller and (b) deliver, or cause to be delivered, to Seller evidence of the book-entry issuance of the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares issued to Seller.

1.4Contingent Value Right.

(a)Holders of Purchaser Common Stock of record as of the Record Date (as defined in the CVR Agreement) shall be entitled to one contractual contingent value right (a “CVR”)

issued by Purchaser subject to and in accordance with the terms and conditions of the CVR Agreement, the form of which is attached hereto as Exhibit H (the “CVR Agreement”), for each share of Purchaser Common Stock held by such holders (less applicable withholding Taxes).

(b)Prior to the Effective Time, Purchaser has authorized and duly adopted, executed and delivered, and ensured that the Rights Agent executed and delivered, the CVR Agreement. Purchaser and Seller shall cooperate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws or any applicable foreign securities laws.

1.5Repurchase Right.

(a)Seller shall have the option right to acquire all of Purchaser’s and its Subsidiaries’ (which, after the Closing, includes the Company’s and its Subsidiaries’) intellectual property, rights, title, regulatory submissions, assignment of contracts, data and interests, as of the time of such acquisition, in and to tetrodotoxin and Halneuron® from Purchaser in accordance with the terms and conditions of the Repurchase Agreement in the form attached as Exhibit I (i) at or following June 30, 2026 in exchange for the aggregate cash settlement amount that Seller is then entitled to receive pursuant to Section 6.5.3 of the Certificate of Designation upon a conversion by Seller pursuant to such terms, (ii) if the Phase 2b study for Halneuron® proves futile on the planned assessment of the primary endpoint of pain reduction at the time of interim analysis as evaluated by a mutually agreed upon independent statistical analysis team that excludes employees of Purchaser, in exchange for the aggregate cash settlement amount that Seller is then entitled to receive pursuant to Section 6.5.3 of the Certificate of Designation upon a conversion by Seller pursuant to such terms, (iii) if the Phase 2b study for Halneuron® does not prove futile on the planned assessment of the primary endpoint of pain reduction at the time of interim analysis as evaluated by a mutually agreed upon independent statistical analysis team that excludes employees of Purchaser, and by June 30, 2026, Purchaser fails to raise $10.0 million of gross proceeds to continue the Phase 2b study, in exchange for the aggregate cash settlement amount that Seller is then entitled to receive pursuant to Section 6.5.3 of the Certificate of Designation upon a conversion by Seller pursuant to such terms, (iv) at or following June 30, 2026, if rules and regulations (whether temporary or permanent) of a Governmental Body (applicable to the Seller and/or the Purchaser) have the effect of enjoining or otherwise prohibiting the removal of the Beneficial Ownership Limitation (as defined in the Certificate of Designation) pursuant to the Certificate of Designation, in exchange for the aggregate cash settlement amount that Seller is then entitled to receive pursuant to Section 6.5.3 of the Certificate of Designation upon a conversion by Seller pursuant to such terms, (v) if and when the Purchaser gets delisted from Nasdaq, in exchange for the aggregate cash settlement amount that Seller is then entitled to receive pursuant to Section 6.5.3 of the Certificate of Designation upon a conversion by Seller pursuant to such terms, or (vi) if for whatever reason an interim analysis of Phase 2b study for Halneuron® is not completed by December 31, 2025, in exchange for the aggregate cash settlement amount that Seller is then entitled to receive pursuant to Section 6.5.3 of the Certificate of Designation upon a conversion by Seller pursuant to such terms.

(b)Purchaser shall comply with its obligations under the Repurchase Agreement and take any and all actions such that Purchaser can execute the Repurchase Agreement pursuant to its terms at any time that Seller may exercise the Option (as defined in the Repurchase Agreement) after the Closing.

1.6Withholding. The Parties and the Rights Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including the CVR Agreement) to Seller or any other Person such amounts as such Party or the Rights Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment; provided, however, that if a Withholding Agent determines that any payment to Seller hereunder is subject to deduction and/or withholding, then, except with respect to compensatory payments, such Withholding Agent shall (a) provide notice to Seller as soon as reasonably practicable after such determination (and no later than three (3) Business Days prior to undertaking such deduction and/or withholding), and (b) use commercially reasonable efforts to cooperate with Seller prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

SECTION 2.REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 8.13(h), except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Seller to Purchaser (the “Company Disclosure Schedule”), Seller represents and warrants to Purchaser as follows:

2.1Due Organization; Subsidiaries.

(a)Each of the Company and its Subsidiaries is a company duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction) and is up-to-date in the filing of all material corporate and similar returns (including, without limitation, any ultimate beneficiary declaration or similar corporate transparency declaration), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company and, except as set forth in Section 2.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, or has ever owned, any shares of, or any equity, ownership or profit-sharing interest of any nature in, or controls, or has ever controlled, directly or indirectly, any other Entity.

(d)Neither the Company nor any of its Subsidiaries has ever been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Company nor any of its Subsidiaries has agreed to, or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2Organizational Documents. Seller has made available to Purchaser accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

2.3Authority; Binding Nature of Agreement.

(a)Seller has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The board of directors of Seller (at a meeting duly called and held or by unanimous written consent) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Seller and its stockholder; and (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions.

(b)This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

2.4Non-Contravention; Consents. Neither (x) the execution, delivery or performance of this Agreement by Seller, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Seller, the Company, or any of the Subsidiaries of the Company;

(b)contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Seller, the Company, or any of the Subsidiaries of the Company, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries or their business; provided, in the case of this clause (b) that Seller and its affiliates comply with the Hong Kong Listing Rules applicable to the Contemplated Transactions;

(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries or their business, provided, in the case of this clause (c) that Seller and its affiliates comply with the Hong Kong Listing Rules applicable to the Contemplated Transactions;

(d)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 2.4 of the Company Disclosure Schedule under any Company Contract, (ii) such announcements and filings as Affiliates of Seller are required to make following the Closing under the Hong Kong Listing Rules applicable to the Contemplated Transactions, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, state or provincial securities Laws, neither Seller nor the Company or any of its Subsidiaries is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions of any Takeover Statute or similar Law applicable to the Company are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions.

2.5Capitalization.

(a)The authorized share capital of the Company as of immediately prior to the Closing consists of (i) an unlimited number of Company Common Shares, of which 104 shares are issued and outstanding as of immediately prior to the Closing, (ii) an unlimited number of Class A Preferred Shares, no par value, of the Company, none of which are issued and outstanding immediately prior to the Closing and (iii) an unlimited number of Class B Preferred Shares, no par value, of the Company, none of which are issued and outstanding immediately prior to the Closing. As of immediately prior to the Closing, Seller owns 100% of the issued and outstanding Company Common Shares, which constitute 100% of the issued and outstanding shares in the share capital of the Company. The authorized share capital of OpCo as of immediately prior to the Closing consists of (x) an unlimited number of common shares, of which 399,010,877 common shares are issued and outstanding as of immediately prior to the Closing and (y) an unlimited number of Class A redeemable preferred shares, none of which are issued and outstanding immediately prior to the Closing. As of immediately prior to the Closing, the Company owns 100% of the issued and outstanding common shares of OpCo, which constitute 100% of the issued and outstanding shares in the share capital of OpCo.

(b)Section 2.5(b) of the Company Disclosure Schedule sets out the authorized and issued shares of each of the Company’s Subsidiaries (other than OpCo), as well as the names of the Persons who are the holders of such shares and the number and class of shares held by each Person. Other than as disclosed in Section 2.5(b) of the Company Disclosure Schedule, no other Person holds any Equity Interests in the Company and each of its Subsidiaries, in each case as of immediately prior to the Closing.

(c)All of the issued and outstanding shares in the share capital of the Company and of its Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable. None of the issued and outstanding shares in the share capital of the Company and of its Subsidiaries are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the issued and outstanding shares in the share capital of the Company and of its Subsidiaries are subject to any right of first refusal in favor of the Company or any of its Subsidiaries. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares in the share capital of the Company or of its Subsidiaries. Neither the Company nor any of its Subsidiaries are under any obligation, nor are any of them bound by any Contract pursuant to which any of them may become obligated, to repurchase, redeem or otherwise acquire any issued and outstanding shares in the share capital of the Company or any of its Subsidiaries or other securities. There are no repurchase rights held by the Company or any of its Subsidiaries with respect to shares in the share capital of the Company or any of its Subsidiaries.

(d)Neither the Company nor any of its Subsidiaries has any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(e)There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares in the share capital of the Company or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for shares in the share capital of the Company or other securities of the Company or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares in the share capital of the Company or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(f)All issued and outstanding shares in the share capital of the Company and all issued and outstanding shares in the share capital of each of the Subsidiaries of the Company have been validly issued and granted in material compliance with (i) the Organizational Documents of the Company and its Subsidiaries, as applicable, in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(g)All distributions, dividends, repurchases and redemptions of shares in the share capital of the Company or other Equity Interests of the Company and its Subsidiaries were undertaken in material compliance with (i) the Organizational Documents of the Company and its Subsidiaries, as applicable, in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contract.

2.6Financial Statements.

(a)Concurrently with the execution hereof, Seller has provided to Purchaser true and complete copies of the Company Unaudited Interim Balance Sheet, together with the unaudited consolidated statement of income of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with IFRS (except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company, but have not been audited or reviewed by the Company’s independent auditors.

(b)The Company maintains accurate books and records reflecting its and it Subsidiaries’ assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in accordance with IFRS and to maintain accountability of the Company’s and its Subsidiaries’ assets; (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)Since December 31, 2021, there have been no securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries.

(d)Since December 31, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since December 31, 2021, the Company has not identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.7Absence of Changes. Except as set forth in Section 2.7 of the Company Disclosure Schedule, after the date of the Company Unaudited Interim Balance Sheet, the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries has done any of the following:

(a)declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of the shares in the share capital of the Company or other securities; or repurchased, redeemed or otherwise reacquired any of its shares in the share capital of the Company or other securities;

(b)sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (i) any shares in the share capital of the Company or any of its Subsidiaries or any other security of the Company or any of its Subsidiaries; (ii) any option, warrant or right to acquire any shares in the share capital of the Company or any of its Subsidiaries or any other security; or (iii) any instrument convertible into or exchangeable for any shares in the share capital of the Company or any of its Subsidiaries or any other security of the Company or any of its Subsidiaries;

(c)except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, share split, reverse share split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d)formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e)(i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f)other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (i) adopted, terminated, established or entered into any material Company Benefit Plan; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; (iii) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or, other than in the Ordinary Course of Business, increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (iv) increased the severance or change-of-control benefits offered to any current, former or new employees, directors or consultants or (v) hired, terminated or gave notice of termination (other than for cause) to, any (x) officer or (y) employee whose annual base salary is or is expected to be more than $100,000 per year;

(g)entered into any collective bargaining agreement or similar agreement with any labor union or similar labor organization;

(h)entered into any material transaction other than (i) in the Ordinary Course of Business or (ii) in connection with the Contemplated Transactions;

(i)acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except in the Ordinary Course of Business;

(j)sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(k)made, changed or revoked any material Tax election, failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;

(l)made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $500,000;

(m)other than as required by Law or IFRS, taken any action to change accounting policies or procedures;

(n)initiated or settled any Legal Proceeding; or

(o)agreed, resolved or committed to do any of the foregoing.

2.8Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with IFRS or GAAP, as applicable) (each a “Liability”), except for:

(a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company or any of its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not material to the Company or any of its Subsidiaries, individually or in the aggregate; (c) Liabilities for performance of obligations under Company Contracts in the Ordinary Course of Business, which, in each case, are not related to any breach or default of the Company or any of its Subsidiaries; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Section 2.8 of the Company Disclosure Schedule.

2.9Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its respective business or operations or purported to be owned by it that are material to the Company or such Subsidiary or its respective business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

2.10Real Property; Leasehold. In the past ten (10) years, neither the Company nor any of its Subsidiaries has owned any real property. Seller has made available to Purchaser (a) an accurate and complete list of all real properties with respect to which the Company or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed, occupied or leased (collectively, the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of Seller, any other party thereto. The Company and its Subsidiaries’ possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company or its Subsidiary has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to any tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrances affecting only the applicable landlord’s freehold interest in such leased property. Neither the Company nor any of its Subsidiaries has received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

2.11Intellectual Property; Privacy.

(a)Section 2.11(a) of the Company Disclosure Schedule identifies each item of Company Registered IP, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owner, (ii) the jurisdiction of application or registration, (iii) the application or registration number, (iv) the date of issue, filing, or registration, as applicable, and (v) to the extent applicable, the expiration date. To the Knowledge of Seller, each of the Patents and Patent applications included in Section 2.11(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and the applicable foreign jurisdiction. For all Company Registered IP owned or purported to be owned, in whole or in part, by the Company (the “Owned Company Registered IP”) and all other Company Registered IP for which the Company or one of its Subsidiaries has responsibility for prosecution and maintenance activities, all necessary registration, maintenance, renewal, and other material filing fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Internet domain name or other authorities in the United States or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Company Registered IP in full force and effect and, except as set forth on Section 2.11(a) of the Company Disclosure Schedule, there are no such filings, payments or other actions that must be made or taken on or before the three-month anniversary of the Closing Date. To the Knowledge of Seller, as of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of Seller, each item of Company IP is valid and enforceable, and with respect to the Company Registered IP, subsisting. To the Knowledge of Seller, the Company and each of its Subsidiaries has complied with the duty of disclosure, candor and good faith as required by the United States Patent and Trademark Office during the prosecution of each Patent included in the Owned Company Registered IP and all other Company Registered IP for which the Company or its Subsidiaries has responsibility for prosecution and maintenance activities have been complied with; and in all foreign offices having similar requirements, all such requirements have been complied with.

(b)The Company or one of its Subsidiaries (i) exclusively owns all Owned Company Registered IP and either owns, is the sole assignee of, or has exclusively licensed all other material Company IP, and (ii) has valid and continuing rights to use all other material Intellectual Property Rights as the same are used in or necessary for the conduct of the business as presently conducted by the Company, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Seller, the Owned Company Registered IP is currently in compliance in all material respects with all Laws necessary to record and perfect the Company’s interest in, and the chain of title of, the Owned Company Registered IP and to ensure the ability to claim priority in all jurisdictions, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. The Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. Each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company or any of its Subsidiaries, has signed a written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company or one of its Subsidiaries. Each Company Associate who has or has had access to trade secrets or confidential information of the Company or its Subsidiaries has signed a written agreement containing confidentiality provisions protecting the Company IP trade secrets and confidential information of the Company. The Company has maintained copies of each such executed written agreement and, to the Knowledge of Seller, no party thereto is in default or breach of any such agreements. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its and its Subsidiaries’ trade secrets and confidential information.

(c)No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used or is being used to create, in whole or in part, any material Company IP that are owned or purported to be owned by the Company or any of its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights, license rights, or any other right to such Company IP (except for use rights during the term of the applicable agreement between the Company and such Governmental Body or educational institution), including the right to receive royalties for the practice of such Company IP. No Governmental Body has initiated proceedings and, to the Knowledge of Seller, no basis exists for any Governmental Body, to (i) seek payment or repayment from the Company of any amount or benefit received under any government programs (including, without limitation, any programs made available by the National Research Council (Canada) and any IRAP programs) or (ii) seek performance of any obligation of the Company under any government programs (including, without limitation, any programs made available by the National Research Council (Canada) and any IRAP programs).

(d)The Company does not have any license agreement pursuant to which it or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by and material to the Company or any of its Subsidiaries in their business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company or any of its Subsidiaries under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses).

(e)To the Knowledge of Seller: (i) the operation of the business of the Company and its Subsidiaries as currently conducted has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries. No Legal Proceeding is pending (or, to the Knowledge of Seller, is threatened in writing) (A) against the Company or any of its Subsidiaries alleging that the operation of the business of the Company or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries. Since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of the Company or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)To the Knowledge of Seller, none of the Company IP owned by the Company or any of its Subsidiaries, or any Company IP exclusively licensed to the Company or any of its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company IP.

(g)To the Knowledge of Seller, the Company and its Subsidiaries and the operation of the Company’s and its Subsidiaries’ business are, and have at all times been, in material compliance with all applicable Laws and Privacy and Data Processing Requirements. To the Knowledge of Seller, the Company and its Subsidiaries have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Company Data as Processed by or for the Company or any of its Subsidiaries. Since December 31, 2021, there have been (i) no loss or theft of, or security breach relating to, Company Data, (ii) no violation of any security policy of the Company or any of its Subsidiaries regarding any such Company Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of, any Company Data. The Company and its Subsidiaries have taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s and it Subsidiaries’ business as currently conducted and Company Data from unauthorized use, access, or other Processing, and the Company and its Subsidiaries have taken commercially reasonable steps to require that any third party with access to Company Data collected by or on behalf of the Company or any of its Subsidiaries has taken commercially reasonable steps to protect the Company Data provided to them by the Company or any of its Subsidiaries. The Company and its Subsidiaries have implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Company Data where such steps are required by applicable Privacy and Data Processing Requirements.

(h)To the Knowledge of Seller, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Company’s and its Subsidiaries’ business, (ii) material unauthorized access to, or other processing of, Company Data, or (iii) material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Company Data in the possession or control of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Company Data. To the Knowledge of Seller, the Company and its Subsidiaries have not been the subject of or received written notice of any complaints, claims or investigations related to their collection, use, storage or processing of Company Data or alleging any violation of applicable Privacy and Data Processing Requirements.

(i)The Company and its Subsidiaries have taken reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality and value of the Know-How and other confidential information included in the Company IP. No trade secret, Know-How or proprietary information material to the business of the Company and its Subsidiaries as presently conducted, as of the date of this Agreement has been authorized to be disclosed or, to the Knowledge of Seller, has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a non-disclosure agreement or other agreement adequately restricting the disclosure and use of such Intellectual Property Rights or information, and excluding any Know-How or proprietary information disclosed by the Company or any of its Subsidiaries in publications or public filings, including as required under applicable securities laws.

(j)To the Knowledge of Seller, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and its Subsidiaries (collectively, the “Company Systems”) perform in all material respects as is necessary for the conduct of its business as presently conducted by Company and its Subsidiaries. To the Knowledge of Seller, in the 12 months immediately prior to the date of this Agreement, (i) there have been no material failures, breakdowns or other adverse events materially affecting any such Company Systems that have caused a material disruption or interruption to the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) there have not been any material incidents of unauthorized access or other security breaches of the Company Systems.

2.12Agreements, Contracts and Commitments.

(a)Section 2.12(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii)each Company Contract containing (A) any covenant limiting in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than the Company or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than the Company, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

(iii)each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $500,000 pursuant to its express terms and not cancelable without penalty;

(iv)each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(v)each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company or any of its Subsidiaries;

(vi)each Company Contract requiring payment by or to the Company or any of its Subsidiaries after the date of this Agreement in excess of $500,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any agreement involving the development or commercialization of any pharmaceutical product (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company or any of its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company or its Subsidiaries; or (D) any Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of the Company or any of its Subsidiaries;

(vii)each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company or any of its Subsidiaries in connection with the Contemplated Transactions;

(viii)each Company Real Estate Lease;

(ix)each Company Contract with any Governmental Body;

(x)each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xi)each Company Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries;

(xii)each Company Contract, offer letter, employment agreement, or independent contractor agreement in each case entered into with any employee, independent contractor or other natural person service provider that (A) is not immediately terminable at will by the Company without notice, severance or other cost or payment, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Contemplated Transactions;

(xiii)each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company or any Company Subsidiary under a Company In-bound License;

(xiv)each Company Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xv)any other Company Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable Law) by the Company and (A) which involves payment or receipt by the Company or any of its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries taken as a whole.

(b)Seller has delivered or made available to Purchaser accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, as of the date of this Agreement, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract. As to the Company and each of its Subsidiaries, as applicable, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions and other than those offer letters and employee agreements referenced in Section 2.12(a)(xii). No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company or any of its Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated to the Company or any of its Subsidiaries that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.

2.13Compliance; Permits. Except as set forth in Section 2.13 of the Company Disclosure Schedule, the Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 2.13 of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company and its Subsidiaries are in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of Seller, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

2.14Legal Proceedings; Orders.

(a)As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of Seller, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company or any of its Subsidiaries, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company or any of its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)Since December 31, 2021 through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company or any of its Subsidiaries.

(c)There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of Seller, no officer or employees of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

2.15Tax Matters.

(a)The Company and each of its Subsidiaries (as applicable) has timely filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where the Company or its Subsidiaries do not file a particular Tax Return or pay a particular Tax that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b)All income and other material Taxes due and owing by the Company or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company and its Subsidiaries have not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)All Taxes that the Company and its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, shareholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or its Subsidiaries.

(e)No deficiencies for a material amount of Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Seller, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor any of its or their respective predecessors, has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)Neither the Company nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(g)Neither the Company nor any of its Subsidiaries (nor Purchaser as a result of the Contemplated Transactions) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; or (ii) prepaid amount, advance payment or deferred revenue received or accrued prior to the Closing Date outside the Ordinary Course of Business.

(h)Neither the Company nor any of its Subsidiaries has Liability for any material Taxes of any Person (other than the Company and its Subsidiaries), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(i)Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j)Neither the Company nor any of its Subsidiaries (i) holds any United States real property interests within the meaning of Section 897(c)(1)(A) of the Code, (ii) is engaged in a trade or business within the United States under Section 864 or Section 875 of the Code, (iii) is treated as a United States person under Code Section 897(i), (iv) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (v) is treated as a U.S. domestic corporation under Section 7874(b) of the Code.

(k)The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company or a Canadian Subsidiary (as applicable) and any Person that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm’s length with the Company or the Canadian Subsidiary (as applicable) for purposes of the Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act.

(l)The shares of the Company are not “taxable Canadian property” (as defined in subsection 248(1) of the Tax Act) of the Seller.

(m)None of the Company or its Subsidiaries has, directly or indirectly, transferred property to or acquired property from or provided services to or received services from any Person with whom the Company or its Subsidiaries was not dealing at arm’s length, for consideration the fair market value of which was less than the fair market value of the property or service at the time of (in the case of property) the disposition or acquisition of the property or (in the case of services) the provision or receipt of the services, or been a party to any contract or transaction that could result in a liability for Tax under section 160 of the Tax Act or any substantially similar provisions of other applicable tax Laws.

(n)There are no circumstances existing that could result, and the Closing will not result, in the application to the Company or its Subsidiaries of sections 17, 67, 78, 79 or 79.1 of the Tax Act or any substantially similar provisions of any applicable provincial tax Laws.

(o)A settlement of a “commercial debt obligation” issued by the Company did not result in a “forgiven amount” as those terms are defined in subsection 80(1) of the Tax Act or any substantially similar provisions of any applicable provincial tax Laws.

(p)Neither the Company nor any of its Subsidiaries has entered into any transaction that is or would be part of any “reportable transaction” or “notifiable transaction” under subsection 237.3(1) or 237.4(1) of the Tax Act (or any similar provision under any provincial Law), such the date such provisions came into force.

(q)Neither the Company nor any of its Subsidiaries has received a refund of Taxes to which it was not entitled, including any deemed overpayment of Taxes under section 125.7 of the Tax Act in respect of the Canada Emergency Wage Subsidy.

For purposes of this Section 2.15, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company or such Subsidiary, respectively.

2.16Employee and Labor Matters; Benefit Plans.

(a)Section 2.16(a) of the Company Disclosure Schedule is a list of material Company Benefit Plans, other than at-will employment offer letters on the Company’s standard form or other offer letters which cannot be terminated other than in accordance with applicable Law and other than individual compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) any pension, supplemental pension, retirement, registered retirement savings plan, deferred compensation, excess benefit, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, termination, change-of-control, retention, health, life, disability, group insurance, paid time off, vacation, holiday, welfare and other material benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be sponsored, maintained, administered or contributed to, by the Company and/or OpCo for the benefit of any current or former employee, director, officer or independent contractor of the Company and/or OpCo (or beneficiary thereof) or under which the Company and/or OpCo has any liability (including, without limitation, by reason of having a Company ERISA Affiliate), including contingent liability, except that the term “Company Benefit Plan” shall not include any public statutory plans with which the Company and/or OpCo is required to comply in accordance with local applicable law, including, without limitation, plans administered pursuant to applicable provincial, federal or state health tax, workers’ compensation and workers’ safety and environmental insurance legislation (“Public Statutory Plans”). No Company Benefit Plan is a plan under which an employer, other than the Company and/or any of its Subsidiaries (including OpCo), is required to contribute.

(b)As applicable with respect to each material Company Benefit Plan, Seller has made available to Purchaser, true and complete copies of all material documents with respect to each material Company Benefit Plan, including (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recent material filings made with any Governmental Body (v) non-routine material correspondence with any Governmental Body within the three (3) years preceding the date of this Agreement, (vi) the most recent summary annual reports and financial statements, and (vii) all notices and filings from any Governmental Body concerning audits or investigations.

(c)Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d)No Company Benefit Plan is subject to any Canadian pension benefits standards legislation, and no Company Benefit Plan is an “employee life and health trust” or a “retirement compensation arrangement” (as those terms are defined in the Tax Act). No Company Benefit Plan is intended to be, or has ever been found or alleged by a Governmental Body to be, a “salary deferral arrangement” (as such term is defined in the Tax Act).

(e)There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of Seller, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of Seller, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans, Public Statutory Plans or by applicable Law, have been timely made in all material respects. Neither the Company nor any Company ERISA Affiliate has any outstanding material liability for any unpaid contributions or premium payments with respect to any Company Benefit Plan. All accruals for vacation pay, premiums for employment and parental insurance, health premiums, Canada and Québec pension plan premiums, accrued wages, salaries and commissions and Company Benefit Plan payments have, in all material respects, been properly reflected in the books and records of, as applicable, the Company and/or OpCo.

(f)Neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliates or, to the Knowledge of Seller, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company or any of its Subsidiaries, or Purchaser to a material Tax, material penalty or material liability.

(g)Except as set forth in Section 2.16(g) of the Company Disclosure Schedule, no Company Benefit Plan provides medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than as may be minimally required under applicable employment standards legislation during any period of notice of termination of employment, and, to the Knowledge of Seller, neither the Company nor any of its Subsidiaries has made a written representation promising the same.

(h)Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any of its Subsidiaries pursuant to any Company Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(i)Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in any change of control payment, or the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company or any of its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(j)Neither the Company nor any of its Subsidiaries maintains any Company Benefit Plan for the benefit of any service providers located outside of Canada or the U.S.

(k)Seller has provided to Purchaser a true and correct list, as of the date of this Agreement, containing the names of all employees and independent contractors of the Company and its Subsidiaries, and, as applicable: (i) status as full-time, part-time or temporary; (ii) the annual dollar amount of all cash compensation in the form of wages, salary, bonuses, fees, commissions, or director’s fees payable to each person; (iii) dates of employment or service; (iv) title and, with respect to independent contractors, a current written description of such person’s contracting services; (v) visa or immigration status, if applicable; and (vi) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of applicable employment standards legislation; and (B) whether such an employee is on leave and, if so, the expected return date, and whether authorized or unauthorized, or receiving benefits arising from a workplace accident or injury while an employee of the Company pursuant to the Workers Compensation Act (British Columbia) (the “WSA”).

(l)Neither the Company nor any of its Subsidiaries has, in any material respect, any outstanding liabilities for payment of wages, including any liability for “banked” or otherwise unpaid overtime, accrued but unpaid vacation pay, salaries, bonuses, or other compensation, current or deferred. No employee of the Company or any of its Subsidiaries has any agreement as to length of notice or severance payment required to terminate his or her employment, other than as result from applicable Laws in the Province of British Columbia or as set out in any written employment agreement.

(m)Neither the Company nor any of its Subsidiaries has, nor is it currently, engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries.

(n)Neither the Company nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Seller, purporting to represent or seeking to represent any employees of the Company or any of its Subsidiaries, including through the filing of a petition for representation election or application for certification. To the Knowledge of Seller, there are no threatened or pending union organizing activities involving any employees of the Company or any of its Subsidiaries. There is not and has not been in the past five years, nor, to the Knowledge of Seller, is there or has there been since December 31, 2021 any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, application for certification, or any similar activity or dispute or any union organizing activity, affecting the Company or any of its Subsidiaries.

(o)No trade union has applied to have the Company or any of its Subsidiaries declared a common or related employer pursuant to the Labour Relations Code (British Columbia).

(p)Each of the Company and each of its Subsidiaries is, and since December 31, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and/or terms and conditions of employment, including worker classification for purposes of overtime entitlements pursuant to applicable employment standards legislation, wages, hours of work, overtime pay, vacation pay, human rights, discrimination, harassment, reprisal and retaliation, equal employment opportunities, employment equity, fair employment practices, meal and rest periods, immigration, occupational health and safety, payment of wages (including overtime wages), employment insurance, workers’ compensation, leaves of absence, restrictive covenants and hours of work. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, with respect to employees of the Company and its Subsidiaries, the Company and its Subsidiaries, as applicable, since December 31, 2021, has withheld and reported all amounts required by Law to be withheld relating to income taxes and other statutory deductions for employees, and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no, and since December 31, 2021 there has not been any, material Legal Proceeding pending or, to the Knowledge of Seller, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any current or former employee, applicant for employment, or consultant or independent contractor of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any order pursuant to any applicable Laws requiring the reinstatement of any employee or former employee or requiring the Company or any of its Subsidiaries to take any action or refrain from taking any action in respect of any employee or former employee.

(q)Since December 31, 2021, no allegations or investigations of sexual harassment, other harassment or unlawful discrimination or retaliation have been made to or involved the Company or any of its Subsidiaries with respect to any employee or independent contractor of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not otherwise become aware of any such allegations or investigations.

(r)There are no outstanding assessments, penalties, fines, charges or other amounts currently due or owing by the Company or any of its Subsidiaries pursuant to the WSA. Neither the Company nor any of its Subsidiaries has, in the past three years, been reassessed and no audit of the Company or any of its Subsidiaries pursuant to the WSA is currently being performed or to the Knowledge of Seller, is pending or threatened. There are no claims currently outstanding or to the Knowledge of Seller, potential claims which may adversely affect the Company’s or any of its Subsidiaries’ accident cost experience. There are no charges pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries for failure to comply with any provisions of the Occupational Health and Safety Regulation (British Columbia) currently or at any time in the past three years.

2.17Environmental Matters. The Company and each of its Subsidiaries is and since December 31, 2021 has complied with all applicable Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries or their business. Neither the

Company nor any of its Subsidiaries has received since December 31, 2021 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Seller, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company, its Subsidiaries or their business. No current or (during the time a prior property was leased or controlled by the Company or any of its Subsidiaries) prior property leased or controlled by the Company or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Seller. Prior to the date hereof, Seller has provided or otherwise made available to Purchaser true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or any of its Subsidiaries with respect to any property leased or controlled by the Company or any of its Subsidiaries or any business operated by them.

2.18Insurance. Seller has delivered or made available to Purchaser accurate and complete copies of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2021, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or its Subsidiaries has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

2.19No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.20Transactions with Affiliates.

(a)Since December 31, 2021, there have been no transactions or relationships, between, on one hand, the Company or one of its Subsidiaries and, on the other hand, any (i) officer or director of the Company or one of its Subsidiaries, or, to the Knowledge of Seller, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding shares in the share capital of the Company or (iii) to the Knowledge of Seller, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or one of its Subsidiaries, as applicable) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)There are no shareholder agreements, voting agreements, registration rights agreements, co-sale agreements or other similar Contracts between the Company and any holders of shares in the share capital of the Company, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.

2.21Anti-Bribery. Neither the Company nor any of its Subsidiaries, nor any of its or their respective directors, officers, employees or, to the Knowledge of Seller, agents or any other Person acting on their behalf (in each in their respective capacities as such) has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada) or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company and each of its Subsidiaries is not, nor has the Company or each of its Subsidiaries ever been, the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.22CFIUS. Neither the Company nor any of its Subsidiaries is a U.S. business that (a) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (c) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

2.23Investment Canada Act. None of the Company or its Subsidiaries is a “cultural business” as defined in the Investment Canada Act (Canada).

2.24Competition Act. For the purposes of and in accordance with the requirement of section 110 of the Competition Act (Canada), including the regulations thereto, the Company and its Subsidiaries have assets in Canada, and annual gross revenues from sales in, from or into Canada generated from those assets, of less than CAD$93,000,000 as at the Closing Date.

2.25Disclaimer of Other Representations or Warranties.

(a)Except as previously set forth in this Section 2 or in any certificate delivered by Seller to Purchaser pursuant to this Agreement, Seller makes no representation or warranty, express or implied, at law or in equity, with respect to Seller, the Company, the Subsidiaries of the Company, or any of the Company’s and its Subsidiaries’ assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)Seller acknowledges and agrees that, except for the representations and warranties of Purchaser set forth in Section 3 or in any certificate delivered by Purchaser to Seller pursuant to this Agreement, neither Seller nor any of its Representatives is relying on any other representation or warranty of Purchaser or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 3.REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to Section 8.13(h), except (a) as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Purchaser to Seller (the “Purchaser Disclosure Schedule”) or (b) as disclosed in the Purchaser SEC Documents filed with the SEC after December 31, 2021 and at least ten (10) Business Days prior to the date hereof, and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” (but including any description of historic facts or events included therein), “Forward-Looking Statements,” or in any other section to the extent such disclosures are forward-looking statements or cautionary, predictive or forward-looking in nature), Purchaser represents and warrants to Seller as follows:

3.1Due Organization; Subsidiaries.

(a)Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)Purchaser is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), and is up-to-date in the filing of all material corporate and similar returns (including, without limitation, any ultimate beneficiary declaration or similar corporate transparency declaration) under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Purchaser Material Adverse Effect.

(c)Purchaser has no Subsidiaries, and Purchaser does not own any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, and does not control directly or indirectly, any other Entity.

(d)Purchaser is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Purchaser has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Purchaser has not, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2Organizational Documents. Purchaser has made available to Seller accurate and complete copies of the Organizational Documents of Purchaser in effect as of the date of this Agreement. Purchaser is not in breach or violation of its Organizational Documents.

3.3Authority; Binding Nature of Agreement.

(a)Purchaser has all necessary corporate power and authority to enter into this Agreement and the Registration Rights Agreement and, subject to filing of the Charter Amendment and the Certificate of Designation and receipt of the Required Purchaser Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Purchaser Board (at

meetings duly called and held or by unanimous written consent) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Purchaser and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Purchaser Common Stock Payment Shares and Purchaser Preferred Stock Payment Shares to Seller pursuant to the terms of this Agreement and the filing of the Charter Amendment; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Purchaser vote to approve the Purchaser Stockholder Matters.

(b)This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

3.4Vote Required. The approval of holders of Purchaser Common Stock is not required in order to approve this Agreement or the transactions contemplated hereby, except with respect to the Purchaser Stockholder Matters. The affirmative vote of a majority of the votes cast at the Purchaser Stockholders’ Meeting by the holders of Purchaser Common Stock (other than the Purchaser Common Stock Payment Shares to be issued at Closing pursuant to this Agreement) are the only vote of the holders of any class or series of Purchaser’s capital stock necessary to approve the proposal described in Section 4.2(a) (“Required Purchaser Stockholder Vote”).

3.5Non-Contravention; Consents. Subject to obtaining the Required Purchaser Stockholder Vote, the filing of the Charter Amendment and the filing of the Certificate of Designation, neither (x) the execution, delivery or performance of this Agreement by Purchaser, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Purchaser;

(b)contravene, conflict with or result in a violation of, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Purchaser, or any of the assets owned or used by Purchaser, is subject, except as would not reasonably be expected to be material to Purchaser or its business;

(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Purchaser, except as would not reasonably be expected to be material to Purchaser or its business;

(d)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Purchaser Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Purchaser Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Purchaser Material Contract; (iii) accelerate the maturity or performance of any Purchaser Material Contract; or (iv) cancel, terminate or modify any term of any Purchaser Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Purchaser (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 3.5 of the Purchaser Disclosure Schedule under any Purchaser Contract, (ii) the Required Purchaser Stockholder Vote, (iii) the filing of the Charter Amendment with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, state and provincial securities Laws or foreign investment Laws, Purchaser is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Purchaser Board has taken and will take all actions necessary to ensure that the restrictions of any Takeover Statute or similar Law, including the restrictions applicable to business combinations contained in Section 203 of the DGCL, are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions.

3.6Capitalization.

(a)As of the date of this Agreement, the authorized capital stock of Purchaser consists of 43,000,000 shares of Purchaser Common Stock and 2,000,000 shares of preferred stock of Purchaser, par value $0.0001 per share. As of the Reference Date, (i) 27,950,888 shares of Purchaser Common Stock have been issued, with 192,951 of such shares being treasury shares held by Purchaser, and 27,757,937 of such shares being outstanding and (ii) no shares of preferred stock of Purchaser, par value $0.0001 per share, are outstanding.

(b)All of the outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Purchaser Common Stock is subject to any right of first refusal in favor of Purchaser. Except as contemplated herein, there is no Purchaser Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Purchaser Common Stock. Purchaser is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Purchaser Common Stock or other securities. Section 3.6(b) of the Purchaser Disclosure Schedule accurately and completely lists all repurchase rights held by Purchaser with respect to shares of Purchaser Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Purchaser Common Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c)Except for the Purchaser Stock Plan, and except as set forth in Section 3.6(c) of the Purchaser Disclosure Schedule, Purchaser does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Purchaser has reserved 2,062,500 shares of Purchaser Common Stock for issuance under the Purchaser Stock Plan, of which Purchaser Options to purchase a total of 2,026,922 shares, in the aggregate, have been issued and are currently outstanding of, which no shares are subject to Purchaser’s right of repurchase, of which (1) 2,026,922 shares have been reserved for issuance upon exercise of Purchaser Options previously granted and currently outstanding under the Purchaser Stock Plan, (2) no shares have been reserved for issuance upon the settlement of Purchaser RSUs granted under the Purchaser Stock Plan that are outstanding as of the close of business on the Reference Date, and (3) 35,578 shares remain available for future issuance pursuant to the Purchaser Stock Plan. Section 3.6(c) of the Purchaser Disclosure Schedule sets forth the following information with respect to each Purchaser Option outstanding as of the Reference Date: (i) the name of the holder; (ii) the number of shares of Purchaser Common Stock subject to such Purchaser Option at the time of grant; (iii) the number of shares of Purchaser Common Stock subject to such Purchaser Option as of the close of business on the Reference Date; (iv) the exercise price of such Purchaser Option; (v) the date on which such Purchaser Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Purchaser Option expires; (viii) whether such Purchaser Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Purchaser Option is “early exercisable”. Purchaser has made available to Seller accurate and complete copies of the Purchaser Stock Plan and the form of the stock option agreements evidencing outstanding Purchaser Options granted thereunder. No vesting of Purchaser Options will be accelerated in connection with the closing of the Contemplated Transactions other than as set forth on such Section 3.6(c) of the Purchaser Disclosure Schedule.

(d)Except for the Purchaser Options granted pursuant to the Purchaser Stock Plan, and as otherwise set forth in Section 3.6(d) of the Purchaser Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Purchaser; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Purchaser; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Purchaser. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Purchaser. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote.

(e)All outstanding shares of Purchaser Common Stock, Purchaser Options and other securities of Purchaser have been issued and granted in material compliance with (i) the Organizational Documents of Purchaser in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f)All distributions, dividends, repurchases and redemptions of Purchaser Common Stock or other equity interests of Purchaser were undertaken in material compliance with (i) the Organizational Documents of Purchaser in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

3.7SEC Filings; Financial Statements.

(a)Purchaser has delivered or made available to Seller accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Purchaser with the SEC since December 31, 2021 (the “Purchaser SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since December 31, 2021, all material statements, reports, schedules, forms and other documents, including any exhibits thereto, required to have been filed by Purchaser or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, or the Sarbanes-Oxley Act (as the case may be), and the rules and regulations thereunder, and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Purchaser SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Purchaser has failed to make the Certifications required of him or her. Purchaser has made available to Seller true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Purchaser, between the SEC, on the one hand, and Purchaser, on the other, since December 31, 2021, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Purchaser except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Purchaser SEC Documents. To the Knowledge of Purchaser, none of the Purchaser SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Purchaser. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b)The financial statements (including any related notes) contained or incorporated by reference in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Purchaser as of the respective dates thereof and the results of operations and cash flows of Purchaser for the periods covered thereby. Other than as expressly disclosed in the Purchaser SEC Documents filed prior to the date hereof, there has been no material change in Purchaser’s accounting methods or principles that would be required to be disclosed in Purchaser’s financial statements in accordance with GAAP.

(c)Purchaser’s independent registered public accounting firm has at all times since October 16, 2003 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Purchaser, “independent” with respect to Purchaser within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Purchaser, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)Except as set forth in Section 3.7(d) of the Purchaser Disclosure Schedule, since December 31, 2021, through the date of this Agreement, Purchaser has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Purchaser Common Stock on Nasdaq. As of the date of this Agreement, Purchaser has timely responded to all comment letters of the staff of the SEC relating to the Purchaser SEC Documents, and the SEC has not advised Purchaser that any final responses are inadequate, insufficient or otherwise non-responsive. Purchaser has made available to Seller true, correct and complete copies or all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Purchaser, on the other hand, occurring since December 31, 2021 and will, reasonably promptly following the receipt thereof, make available to Seller any such correspondence sent or received after the date of this Agreement. To the Knowledge of Purchaser, as of the date of this Agreement, none of the Purchaser SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.

(e)Since December 31, 2021, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Purchaser, the Purchaser Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)Except as set forth in Section 3.7(f) of the Purchaser Disclosure Schedule, Purchaser is and since its first date of listing on Nasdaq, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(g)Purchaser maintains, and at all times since December 31, 2021, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Purchaser Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Purchaser’s assets that could have a material effect on Purchaser’s financial statements and (iv) that Purchaser maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Purchaser. Purchaser has evaluated the effectiveness of Purchaser’s internal control over financial reporting as of December 31, 2021, and, to the extent required by applicable Law, presented in any applicable Purchaser SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Purchaser has disclosed, based on its most recent evaluation of internal control over financial reporting, to Purchaser’s auditors and audit committee (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Purchaser, Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser or (C) any claim or allegation regarding any of the foregoing. Purchaser has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Purchaser’s internal control over financial reporting.

(h)Purchaser maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Purchaser in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)Purchaser has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

3.8Absence of Changes. Except as set forth in Section 3.8 of the Purchaser Disclosure Schedule, after the date of the Purchaser Balance Sheet, Purchaser has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Purchaser Material Adverse Effect and (b)  Purchaser has not done any of the following:

(a)declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Purchaser Stock Plan);

(b)sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (i) any capital stock or other security of Purchaser (except for Purchaser Common Stock issued upon the valid exercise of outstanding Purchaser Options); (ii) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees in the Ordinary Course of Business; or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Purchaser;

(c)except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d)formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e)(i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f)other than as required by applicable Law or the terms of any Purchaser Benefit Plan as in effect on the date of this Agreement: (i) adopted, terminated, established or entered into any Purchaser Benefit Plan; (ii) caused or permitted any Purchaser Benefit Plan to be amended in any material respect; (iii) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or, other than in the Ordinary Course of Business, increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (iv) increased the severance or change-of-control benefits offered to any current, former or new employees, directors or consultants or (v) hired, terminated or gave notice of termination (other than for cause) to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $100,000 per year;

(g)entered into any collective bargaining agreement or similar agreement with any labor union, or similar labor organization;

(h)entered into any material transaction other than (i) in the Ordinary Course of Business or (ii) in connection with the Contemplated Transactions;

(i)acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties, except in the Ordinary Course of Business;

(j)sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Purchaser IP;

(k)made, changed or revoked any material Tax election, failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;

(l)made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed the aggregate amount of $500,000;

(m)other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n)initiated or settled any Legal Proceeding; or

(o)agreed, resolved or committed to do any of the foregoing.

3.9Absence of Undisclosed Liabilities. As of the date hereof, Purchaser does not have any Liability, individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Purchaser Balance Sheet; (b) Liabilities that have been incurred by Purchaser since the date of the Purchaser Balance Sheet in the Ordinary Course of Business and which are not material to Purchaser, individually or in the aggregate; (c) Liabilities for performance of obligations of Purchaser under Purchaser Contracts in the Ordinary Course of Business, which, in each case, are not related to any breach or default of Purchaser; and (d) Liabilities incurred in connection with the Contemplated Transactions.

3.10Title to Assets. Purchaser owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Purchaser or its business, including: (a) all tangible assets reflected on the Purchaser Balance Sheet; and (b) all other tangible assets reflected in the books and records of Purchaser as being owned by Purchaser. All of such assets are owned or, in the case of leased assets, leased by Purchaser free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11Real Property; Leasehold. Purchaser does not own and has never owned any real property. Purchaser has made available to Seller (a) an accurate and complete list of all real properties with respect to which Purchaser directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Purchaser, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Purchaser Real Estate

Leases”), each of which is in full force and effect, with no existing material default thereunder by Purchaser, or to the Knowledge of Purchaser, any other party thereto. Purchaser’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Purchaser has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Purchaser has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

3.12Intellectual Property; Privacy.

(a)Section 3.12(a) of the Purchaser Disclosure Schedule identifies each item of Purchaser Registered IP, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owners, (ii) the jurisdiction of application or registration, (iii) the application or registration number, (iv) the date of issue, filing, or registration, as applicable, and (v) to the extent applicable, the expiration date. To the Knowledge of Purchaser, each of the Patents and Patent applications included in Section 3.12(a) of the Purchaser Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and the applicable foreign jurisdiction. For all Purchaser Registered IP owned or purported to be owned, in whole or in part, by the Purchaser (the “Owned Purchaser Registered IP”) and all other Purchaser Registered IP for which the Purchaser has responsibility for prosecution and maintenance activities, all necessary registration, maintenance, renewal and other material filing fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Internet domain name or other authorities in the United States or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Purchaser Registered IP in full force and effect and, except as set forth on Section 3.12(a) of the Purchaser Disclosure Schedule, there are no such filings, payments or other actions that must be made or taken on or before the three-month anniversary of the Closing Date. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Purchaser, threatened in writing, in which the scope, validity, enforceability or ownership of any Purchaser IP is being or has been contested or challenged. To the Knowledge of Purchaser, each item of Purchaser IP is valid and enforceable, and with respect to the material Purchaser Registered IP, subsisting. To the Knowledge of Purchaser, Purchaser has complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Owned Purchaser Registered IP and all other Purchaser Registered IP for which the Purchaser has responsibility for prosecution and maintenance activities.

(b)Purchaser (i) exclusively owns, is the sole assignee of, or has exclusively licensed all Owned Purchaser Registered IP and all other Purchaser IP (other than as disclosed in Section 3.12(b) of the Purchaser Disclosure Schedule), and (ii) has valid and continuing rights, pursuant to the Purchaser In-bound Licenses, to use all other material Intellectual Property Rights as the same are used in or necessary for the conduct of the business as presently conducted by the Purchaser, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Purchaser, the Owned Purchaser Registered IP is currently in compliance in all material respects with all Laws necessary to record and perfect the Purchaser’s interest in, and the chain of title of, the Owned Purchaser Registered IP and to ensure the ability to claim priority in all jurisdictions, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. The

Purchaser IP constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of Purchaser’s business as currently conducted, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. Each Purchaser Associate involved in the creation or development of any material Purchaser IP, pursuant to such Purchaser Associate’s activities on behalf of Purchaser, has signed a written agreement containing an assignment of such Purchaser Associate’s rights in such Purchaser IP to Purchaser. Each Purchaser Associate who has or has had access to Purchaser’s trade secrets or confidential information has signed a written agreement containing confidentiality provisions protecting the Purchaser IP, trade secrets and confidential information. Purchaser has maintained copies of each such executed written agreement and, to the Knowledge of Purchaser, no party thereto is in default or breach of any such agreements. Purchaser has taken commercially reasonable steps to protect and preserve the confidentiality of their respective trade secrets and confidential information.

(c)No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used or is being used to create, in whole or in part, any material Purchaser IP that are owned or purported to be owned by Purchaser, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights, license rights, or any other right to such Purchaser IP (except for use rights during the term of the applicable agreement between the Purchaser and such Governmental Body or educational institution), including the right to receive royalties for the practice of such Purchaser IP (other than pursuant to any Purchaser In-bound License disclosed on Section 3.12(d) of the Purchaser Disclosure Schedule).

(d)Section 3.12(d) of the Purchaser Disclosure Schedule sets forth each license agreement pursuant to which Purchaser (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Purchaser in its business as currently conducted (each a “Purchaser In-bound License”) or (ii) grants to any third party a license under any material Purchaser IP (each a “Purchaser Out-bound License”) (provided, that, Purchaser In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, clinical trial agreements, agreements with Purchaser Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Purchaser Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). All Purchaser In-bound Licenses and Purchaser Out-bound Licenses, to the Knowledge of Purchaser, are in full force and effect and are valid, enforceable and binding obligations of Purchaser and, to the Knowledge of Purchaser, each other party to such Purchaser In-bound Licenses or Purchaser Out-bound Licenses. Neither Purchaser, nor, to the Knowledge of Purchaser, any other party to such Purchaser In-bound Licenses or Purchaser Out-bound Licenses, is in material breach under any Purchaser In-bound Licenses or Purchaser Out-bound Licenses. Except as set forth in Section 3.12(d) of the Purchaser Disclosure Schedule, none of the terms or conditions of any Purchaser In-bound License or any Purchaser Out-bound License requires Purchaser or any of its Affiliates to maintain, develop or prosecute any Intellectual Property Rights.

(e)To the Knowledge of Purchaser: (i) the operation of the business of Purchaser as currently conducted has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Purchaser IP or any Intellectual Property Rights exclusively licensed to the Purchaser. No Legal Proceeding is pending (or, to the Knowledge of Purchaser, is threatened in writing) (A) against Purchaser alleging that the operation of the business of Purchaser infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Purchaser alleging that another Person has infringed, misappropriated or otherwise violated any of the Purchaser IP or any Intellectual Property Rights exclusively licensed to the Purchaser. Since December 31, 2021, Purchaser has not received any written notice or other written communication alleging that the operation of the business of Purchaser infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)To the Knowledge of Purchaser, none of the Purchaser IP owned by the Purchaser or any Purchaser IP exclusively licensed by the Purchaser is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Purchaser of any such Purchaser IP.

(g)To the Knowledge of Purchaser, Purchaser and the operation of Purchaser’s business are, and have at all times been, in material compliance with all applicable Laws and Privacy and Data Processing Requirements. To the Knowledge of Purchaser, Purchaser has at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Purchaser Data as Processed by or for Purchaser. Since December 31, 2021, there have been (i) no loss or theft of, or security breach relating to. Purchaser Data, (ii) no violation of any security policy of Purchaser regarding any such Purchaser Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of, any Purchaser Data. Purchaser has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Purchaser’s business as currently conducted and Purchaser Data from unauthorized use, access, or other Processing, and Purchaser has taken commercially reasonable steps to require that any third party with access to Purchaser Data collected by or on behalf of Purchaser has taken commercially reasonable steps to protect the Purchaser Data provided to them by Purchaser. Purchaser has implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Purchaser Data where such steps are required by applicable Privacy and Data Processing Requirements.

(h)To the Knowledge of Purchaser, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of Purchaser’s business, (ii) material unauthorized access to, or other processing of, Purchaser Data, or (iii) material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Purchaser Data in the possession or control of Purchaser and Purchaser has not provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Purchaser Data. To the Knowledge of Purchaser, Purchaser has not been the subject of or received written notice of any complaints, claims or investigations related to their collection, use, storage or processing of Purchaser Data or alleging any violation of applicable Privacy and Data Processing Requirements.

(i)Purchaser has taken reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality and value of the Know-How and other confidential information included in the Purchaser IP. No trade secret, Know-How or proprietary information material to the business of Purchaser as presently conducted, as of the date of this Agreement has been authorized to be disclosed or, to the Knowledge of Purchaser, has been actually disclosed by Purchaser to any Person other than pursuant to a non-disclosure agreement or other agreement adequately restricting the disclosure and use of such Intellectual Property Rights or information, and excluding any Know-How or proprietary information disclosed by Purchaser in publications or public filings, including as required under applicable securities laws.

(j)To the Knowledge of Purchaser, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by Purchaser an (collectively, the “Purchaser Systems”) perform in all material respects as is necessary for the conduct of its business as presently conducted by Purchaser. To the Knowledge of Purchaser, in the 12 months immediately prior to the date of this Agreement, (i) there have been no material failures, breakdowns or other adverse events materially affecting any such Purchaser Systems that have caused a material disruption or interruption to the conduct of the business of Purchaser as currently conducted, and (ii) there have not been any material incidents of unauthorized access or other security breaches of the Purchaser Systems.

3.13Agreements, Contracts and Commitments.

(a)Section 3.13 of the Purchaser Disclosure Schedule lists the following Purchaser Contracts in effect as of the date of this Agreement other than any Purchaser Benefit Plans (each, a “Purchaser Material Contract” and collectively, the “Purchaser Material Contracts”):

(i)a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)each Purchaser Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii)each Purchaser Contract containing (A) any covenant limiting in any material respect the freedom of Purchaser to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than Purchaser or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than Purchaser, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

(iv)each Purchaser Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v)each Purchaser Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi)each Purchaser Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Purchaser or any loans or debt obligations with officers or directors of Purchaser;

(vii)each Purchaser Contract requiring payment by or to Purchaser after the date of this Agreement in excess of $500,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any agreement involving the development or commercialization of any pharmaceutical product (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Purchaser; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Purchaser has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Purchaser has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Purchaser; or (D) any Purchaser Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Purchaser or any Purchaser Contract to sell, distribute or commercialize any products or service of Purchaser;

(viii)each Purchaser Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Purchaser in connection with the Contemplated Transactions;

(ix)each Purchaser Real Estate Lease;

(x)each Purchaser Contract with any Governmental Body;

(xi)each Purchaser Out-bound License and Purchaser In-bound License, and each Purchaser Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xii)each Purchaser Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Purchaser;

(xiii)each Purchaser Contract, offer letter, employment agreement, or independent contractor agreement in each case entered into with any employee, independent contractor or other natural person service provider that (A) is not immediately terminable by Purchaser without notice, severance, or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Contemplated Transactions;

(xiv)each Purchaser Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Purchaser IP or material Intellectual Property Right licensed to Purchaser under a Purchaser In-bound License; and

(xv)each Purchaser Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xvi)any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable Law) by Purchaser and (A) which involves payment or receipt by Purchaser after the date of this Agreement under any such agreement, Contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate, or (B) that is material to the business or operations of Purchaser.

(b)Purchaser has delivered or made available to Seller accurate and complete copies of all Purchaser Material Contracts, including all amendments thereto. There are no Purchaser Material Contracts that are not in written form. Purchaser has not, nor, to Purchaser’s Knowledge, as of the date of this Agreement, has any other party to a Purchaser Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Purchaser Material Contract. As to Purchaser, as of the date of this Agreement, each Purchaser Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Purchaser Material Contract to change, any material amount paid or payable to Purchaser under any Purchaser Material Contract or any other material term or provision of any Purchaser Material Contract, and no Person has indicated to Purchaser that it desires to renegotiate, modify, not renew or cancel any Purchaser Material Contract.

3.14Compliance; Permits. Purchaser holds all required Governmental Authorizations which are material to the operation of the business of Purchaser as currently conducted (the “Purchaser Permits”). Section 3.14 of the Purchaser Disclosure Schedule identifies each Purchaser Permit. Each such Purchaser Permit is valid and in full force and effect, and Purchaser is in material compliance with the terms of the Purchaser Permits. No Legal Proceeding is pending or, to the Knowledge of Purchaser, threatened, which seeks to revoke, limit, suspend, or materially modify any Purchaser Permit.

3.15Legal Proceedings; Orders.

(a)As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of Purchaser, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Purchaser, (B) any Purchaser Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Purchaser; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)Since December 31, 2021 through the date of this Agreement, no Legal Proceeding has been pending against Purchaser that resulted in material liability to Purchaser.

(c)There is no order, writ, injunction, judgment or decree to which Purchaser, or any of the material assets owned or used by Purchaser, is subject. To the Knowledge of Purchaser, no officer of Purchaser is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Purchaser or to any material assets owned or used by Purchaser.

3.16Tax Matters.

(a)Purchaser has filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Purchaser does not file a particular Tax Return or pay a particular Tax that Purchaser is subject to taxation by that jurisdiction.

(b)All income and other material Taxes due and owing by Purchaser on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Purchaser did not, as of the date of the Purchaser Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Purchaser Balance Sheet. Since the Purchaser Balance Sheet Date, Purchaser has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)All Taxes that Purchaser is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Purchaser.

(e)No deficiencies for a material amount of Taxes with respect to Purchaser have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Purchaser, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Purchaser. Purchaser has not waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)Purchaser has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)Purchaser is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, provincial, local or foreign Law) executed on or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Law) entered into on or prior to Closing; (v) installment sale or open transaction disposition made on or prior to the Closing; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date outside the Ordinary Course of Business; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; or (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, provincial, local or foreign Law) to any income received or accrued on or prior to the Closing Date. Purchaser has not made any election under Section 965(h) of the Code.

(i)Purchaser has not ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Purchaser) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Purchaser has no Liability for any material Taxes of any Person (other than Purchaser) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j)Purchaser has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, provincial, local or foreign Law).

(k)Purchaser has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(l)Purchaser has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m)Purchaser is a domestic corporation for U.S. federal income tax purposes. Purchaser has not made an election or taken any other action to change its federal and state income tax classification from such classification.

For purposes of this Section 3.16, each reference to Purchaser shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Purchaser.

3.17Employee and Labor Matters; Benefit Plans.

(a)Section 3.17(a) of the Purchaser Disclosure Schedule is a list of material Purchaser Benefit Plans, other than at-will employment offer letters on Purchaser’s standard form and other than individual Purchaser Options or other compensatory equity award agreements made pursuant to the Purchaser’s standard forms, in which case only representative standard forms of such agreements shall be scheduled. “Purchaser Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) any pension, supplemental pension, retirement, registered retirement savings plan, deferred compensation, excess benefit, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, termination, change-of-control, retention, health, life, disability, group insurance, paid time off, vacation, holiday, welfare and other material benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be sponsored, maintained, administered or contributed to, by Purchaser for the benefit of any current or former employee, director, officer or independent contractor of Purchaser or under which Purchaser has any liability (including, without limitation, by reason of having a Purchaser ERISA Affiliate), including contingent liability, except that the term “Purchaser Benefit Plan” shall not include any Public Statutory Plans with which Purchaser is required to comply in accordance with local applicable law, including, without limitation, plans administered pursuant to applicable provincial, federal or state health tax, workers’ compensation and workers’ safety and environmental insurance legislation. Section 3.17(a) of the Purchaser Disclosure Schedule indicates which of the Purchaser Benefit Plans are maintained by a professional employer organization. No Purchaser Benefit Plan is a plan under which an employer, other than Purchaser and/or any of its Subsidiaries, is required to contribute.

(b)As applicable with respect to each material Purchaser Benefit Plan, Purchaser has made available to Seller true and complete copies of all material documents with respect to each material Purchaser Benefit Plan, including (i) each material Purchaser Benefit Plan, including all amendments thereto, and in the case of an unwritten material Purchaser Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, (viii) the most recent other material filings made with any Governmental Body and (ix) non-routine material correspondence with any Governmental Body within the three (3) years preceding the date of this Agreement.

(c)Each Purchaser Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d)The Purchaser Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Purchaser Benefit Plan or the tax exempt status of the related trust.

(e)Neither Purchaser nor any Purchaser ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)There are no pending audits or investigations by any Governmental Body involving any Purchaser Benefit Plan, and no pending or, to the Knowledge of Purchaser, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Purchaser Benefit Plans), suits or proceedings involving any Purchaser Benefit Plan, or, to the Knowledge of Purchaser, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Purchaser. All contributions and premium payments required to have been timely made under any of the Purchaser Benefit Plans, Public Statutory Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither Purchaser nor any Purchaser ERISA Affiliate has any outstanding material liability for any unpaid contributions or premium payments with respect to any Purchaser Benefit Plan. All accruals for vacation pay, premiums for employment and parental insurance, health premiums, accrued wages, salaries and commissions and Purchaser Benefit Plan payments have, in all material respects, been properly reflected in the books and records of Purchaser.

(g)Neither Purchaser nor any Purchaser ERISA Affiliates or, to the Knowledge of Purchaser, any fiduciary, trustee or administrator of any Purchaser Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Purchaser Benefit Plan which would subject any such Purchaser Benefit Plan, Purchaser, or Purchaser ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)No Purchaser Benefit Plan provides medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and, to the Knowledge of Purchaser, Purchaser has not made a written representation promising the same.

(i)Except as set forth in Section 3.17(i) of the Purchaser Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Purchaser pursuant to any Purchaser Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Purchaser Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Purchaser Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Purchaser Benefit Plan or (v) limit the right to merge, amend or terminate any Purchaser Benefit Plan.

(j)Except as set forth in Section 3.17(j) of the Purchaser Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in any change of control payment, or the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Purchaser of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k)No current or former employee, officer, director or independent contractor of Purchaser has any “gross up” agreements with Purchaser or other assurance of reimbursement by Purchaser for any Taxes imposed under Code Section 409A or Code Section 4999.

(l)The Purchaser does not maintain any Purchaser Benefit Plan for the benefit of any service providers located outside of Canada or the U.S.

(m)Purchaser has provided to Seller a true and correct list, as of the date of this Agreement, containing the names of all employees and independent contractors of Purchaser, whether or not actively employed and, as applicable: (i) status as full-time, part-time or temporary; (ii) the annual dollar amount of all cash compensation in the form of wages, salary, bonuses, fees, commissions, or director’s fees payable to each person; (iii) dates of employment or service; (iv) title and, with respect to independent contractors, a current written description of such person’s contracting services; (v) visa or immigration status, if applicable; and (vi) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of applicable employment standards legislation; and (B) whether such an employee is on leave and, if so, the expected return date, and whether authorized or unauthorized, or receiving benefits arising from a workplace accident or injury while an employee of Purchaser.

(n)Purchaser does not have any outstanding liabilities for payment of wages, including any liability for “banked” or otherwise unpaid overtime, accrued but unpaid vacation pay (except as set forth in Section 3.17(n) of the Purchaser Disclosure Schedule for calendar year 2024), salaries, bonuses, or other compensation, current or deferred. No employee of Purchaser has any agreement as to length of notice or severance payment required to terminate his or her employment, other than as result from applicable Laws or as set out in any written employment agreement.

(o)Purchaser has not, nor is it currently, engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of Purchaser, threatened against Purchaser.

(p)Purchaser is not nor has it ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Purchaser, purporting to represent or seeking to represent any employees of Purchaser, including through the filing of a petition for representation election or application for certification. To the Knowledge of Purchaser, there are no threatened or pending union organizing activities involving any employees of Purchaser. There is not and has not been in the past five years, nor, to the Knowledge of Purchaser, is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, application for certification, or any similar activity or dispute, or any union organizing activity, affecting Purchaser.

(q)Purchaser is, and since December 31, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and/or terms and conditions of employment, including worker classification for purposes of overtime entitlements pursuant to applicable employment standards legislation, wages, hours of work, overtime pay, vacation pay, human rights, discrimination, harassment, reprisal and retaliation, equal employment opportunities, employment equity, fair employment practices, meal and rest periods, immigration, occupational health and safety, payment of wages (including overtime wages), employment insurance, workers’ compensation, leaves of absence, restrictive covenants and hours of work. Except as would not be reasonably likely to result in a material liability to Purchaser, with respect to employees of Purchaser, Purchaser, since December 31, 2021, has withheld and reported all amounts required by Law to be withheld relating to income taxes and other statutory deductions for employees, and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no, and since December 31, 2021 there has not been any, material Legal Proceeding pending or, to the Knowledge of Purchaser, threatened or reasonably anticipated against Purchaser relating to any current or former employee, applicant for employment, or consultant or independent contractor of Purchaser.

(r)Within the preceding two years, Purchaser has complied in all material respects with the WARN Act.

(s)Since December 31, 2021, no allegations or investigations of sexual harassment, other harassment or unlawful discrimination or retaliation have been made to or involved Purchaser with respect to any employee or independent contractor of Purchaser and Purchaser has not otherwise become aware of any such allegations or investigations.

3.18Environmental Matters. Purchaser is in compliance and since December 31, 2021 has complied with all applicable Environmental Laws, which compliance includes the possession by Purchaser of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Purchaser or its business. Purchaser has not received since December 31, 2021 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Purchaser is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Purchaser, there are no circumstances that would reasonably be expected to prevent or interfere with Purchaser’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Purchaser or its business. No current or (during the time a prior property was leased or controlled by Purchaser) prior property leased or controlled by Purchaser has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Purchaser pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Purchaser. Prior to the date hereof, Purchaser has provided or otherwise made available to Seller true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Purchaser with respect to any property leased or controlled by Purchaser or any business operated by it.

3.19Transactions with Affiliates. Except as set forth in the Purchaser SEC Documents filed prior to the date of this Agreement, since the date of Purchaser’s last proxy statement filed in April 2024 with the SEC, no event has occurred that would be required to be reported by Purchaser pursuant to Item 404 of Regulation S-K. There are no Affiliates of Purchaser as of the date of this Agreement.

3.20Insurance. Purchaser has delivered or made available to Seller accurate and complete copies of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Purchaser. Each of such insurance policies is in full force and effect and Purchaser is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, Purchaser has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Purchaser has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Purchaser for which Purchaser has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Purchaser of its intent to do so.

3.21Opinion of Financial Advisor. The Purchaser Board has received an opinion of H.C. Wainwright & Co., LLC, dated on or about the date of the Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Closing Consideration being issued to Seller is fair, from a financial point of view, to Purchaser. It is agreed and understood that such opinion is furnished solely for the use of the Purchaser Board and may not be relied upon by Seller or any other party.

3.22No Financial Advisors. No broker, finder or investment banker, other than Tungsten Advisors and H.C. Wainwright & Co., LLC, is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser. True and correct copies of all engagement letters with Tungsten Advisors and H.C. Wainwright & Co., LLC have been made available to Seller.

3.23Anti-Bribery. Neither Purchaser nor any of its directors, officers, employees or, to Purchaser’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Purchaser is not and has not been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.24CFIUS. Purchaser is not a U.S. business that (a) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (c) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

3.25Valid Issuance. The Purchaser Common Stock and Purchaser Convertible Preferred Stock to be issued in the Share Purchase will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Purchaser as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Purchaser or, to Purchaser’s Knowledge, any Purchaser Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.

3.26Disclaimer of Other Representations or Warranties.

(a)Except as previously set forth in this Section 3 or in any certificate delivered by Purchaser to Seller pursuant to this Agreement, Purchaser does not make any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)Purchaser acknowledges and agrees that, except for the representations and warranties of Seller set forth in Section 2 or in any certificate delivered by Seller to Purchaser pursuant to this Agreement, neither Purchaser nor any of its Representatives is relying on any other representation or warranty of Seller or any other Person made outside of Section 2 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 4.ADDITIONAL AGREEMENTS OF THE PARTIES

4.1Purchaser Stockholders’ Meeting.

(a)At any time between the interim analysis readout of the Phase 2b study for Halneuron® and June 30, 2026, or such earlier date as the Parties shall mutually agree, Seller shall have the right to deliver to Purchaser a notice requesting that Purchaser call, give notice of and hold a meeting of the holders of Purchaser Common Stock for purposes of seeking approval of the Stockholder Matters (as defined below) (the “Stockholder Meeting Request Notice”), and as promptly as practicable following receipt of such Stockholder Meeting Request Notice, Purchaser shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Purchaser Common Stock for the purpose of seeking:

(i) approval of the Preferred Stock Conversion Proposal;

(ii) approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b) (the “Change of Control Proposal”);

(iii)if deemed necessary or appropriate by Purchaser or as otherwise required by applicable Law or Contract, to authorize the amendment of Purchaser’s certificate of incorporation to effectuate a reverse stock split of all outstanding shares of Purchaser Common Stock, in compliance with Nasdaq listing standards (the “Nasdaq Reverse Split Proposal”) (the matters contemplated by the clauses 4.1(a)(i), 4.1(a)(ii) and 4.1(a)(iii) are referred to as the “Purchaser Stockholder Matters,” and such meeting, the “Purchaser Stockholders’ Meeting”); provided, that the Purchaser Stockholders’ Meeting shall be held as promptly as practicable after the date that the definitive Proxy Statement is filed with the SEC (and, in any event, no later than forty-five (45) days after such date).

(b)Purchaser agrees to use reasonable best efforts to (i) call and hold the Purchaser Stockholders’ Meeting as promptly as practicable in accordance with Section 4.1(a) above, and (ii) solicit and obtain the Required Purchaser Stockholder Vote, including without limitation, (A) within five (5) Business Days from the date Purchaser receives a Stockholder Meeting Request Notice from Seller, engaging a nationally recognized proxy solicitation firm and information agent that is reasonably acceptable to Seller, (B) actively attempting to contact and obtain votes from Purchaser’s stockholders (including its retail stockholders with meaningful holdings of Purchaser Common Stock), and (C) working with Purchaser’s transfer agent and inspector of elections to facilitate an appropriate and straightforward process for obtaining the Required Purchaser Stockholder Vote. If the approval of the Purchaser Stockholder Matters is not obtained at the Purchaser Stockholders’ Meeting or if on a date preceding the Purchaser Stockholders’ Meeting, Purchaser reasonably believes that (x) it will not receive proxies sufficient to obtain the Required Purchaser Stockholder Vote, whether or not quorum would be present or (y) it will not have sufficient shares of Purchaser Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Stockholders’ Meeting, then, in each case, Purchaser will use its reasonable best efforts to adjourn the Purchaser Stockholders’ Meeting one or more times to a date or dates no more than thirty (30) days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Purchaser Stockholders’ Meeting is not so adjourned, and/or if the approval of the Purchaser Stockholder Matters is not then obtained, Purchaser will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Purchaser or, if such annual meeting is not scheduled to be held within six months after the Purchaser Stockholders’ Meeting, a special meeting of the stockholders of Purchaser to be held within six months after the Purchaser Stockholders’ Meeting. Purchaser will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Purchaser to approve the Purchaser Stockholder Matters will be solicited and taken, at least once every six months until Purchaser obtains approval of the Purchaser Stockholder Matters.

(c)Purchaser agrees that: (i) the Purchaser Board shall recommend that the holders of Purchaser Common Stock vote to approve the Purchaser Stockholder Matters and shall use its reasonable best efforts to solicit and obtain such approval within the time frames set forth in Sections 4.1(a) and (b), and (ii) the Proxy Statement shall include a statement to the effect that the Purchaser Board recommends that the Purchaser’s stockholders vote to approve the Purchaser Stockholder Matters.

(d)The Company and Purchaser acknowledge that, under the Nasdaq Stock Market Rules, the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares will not be entitled to vote on the Preferred Stock Conversion Proposal or the Change of Control Proposal.

4.2Proxy Statement.

(a)Within thirty (30) days of Purchaser’s receipt of the Stockholder Meeting Request Notice and subject to Section 4.2(d), Purchaser shall prepare and file with the SEC a proxy statement relating to the Purchaser Stockholders’ Meeting to be held in connection with the Purchaser Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Purchaser shall use its reasonable best efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement. Purchaser shall not file the Proxy Statement, or any amendment or supplement thereto, or respond to SEC comments or requests, without providing Seller a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Purchaser).

(b)Purchaser covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)Purchaser shall use reasonable best efforts to cause the Proxy Statement to be mailed to Purchaser’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Purchaser or Seller (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Party thereof and shall cooperate and consult with such other Party in Purchaser filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Purchaser stockholders.

(d)The Parties shall reasonably cooperate and consult with each other and provide, and shall use reasonable best efforts to cause their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or the Company that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement. If at any time the information provided in Proxy Statement has or will become “stale” and new information should, as determined by Purchaser acting reasonably, be disclosed in an amendment or supplement to the Proxy Statement, then Purchaser shall promptly inform Seller thereof and each such Party shall cooperate and consult with one another, and shall use reasonable best efforts to cause their accounting and other outside professionals to so cooperate and consult, (i) in providing the financial reporting necessary for such filing and (ii) in filing such amendment or supplement with the SEC (and, if related to the Proxy Statement, mailing such amendment or supplement to the Purchaser stockholders).

4.3Reservation of Purchaser Common Stock; Issuance of Shares of Purchaser Common Stock. For as long as any Purchaser Preferred Stock Payment Shares remain outstanding, Purchaser shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Purchaser Common Stock or shares of Purchaser Common Stock held in treasury by Purchaser, for the purpose of effecting the conversion of the Purchaser Preferred Stock Payment Shares, the full number of shares of Purchaser Common Stock then issuable upon the conversion of all Purchaser Preferred Stock Payment Shares then outstanding. All shares of Purchaser Common Stock delivered upon conversion of the Purchaser Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Purchaser, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

4.4Employee Benefits.

(a)For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, Contracts or arrangements of Purchaser or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) (the “Post-Closing Plans”), Purchaser shall use commercially reasonable efforts to cause each employee of the Company who remains employed by Purchaser or the Company, or any of their respective Subsidiaries following the Closing, (together, the “Continuing Employees”) to be credited with his or her years of service with the Company or any of its predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or to the extent that it would apply by operation of Law. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Purchaser shall use its commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan. For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time, Purchaser agrees to maintain the compensation and benefit levels, including base salary, annual cash incentive opportunities, retirement benefits, and health and welfare benefits for the Continuing Employees at levels which are, in the aggregate, comparable to those in effect for the Continuing Employees immediately prior to the Effective Time.

(b)The provisions of this Section 4.4 are for the sole benefit of Purchaser and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Purchaser Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or Purchaser (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Purchaser Benefit Plan or Post-Closing Plan, or (iii) limit the ability of Purchaser to terminate the employment of any Continuing Employee or modify the at-will status of any Continuing Employees.

4.5Indemnification of Officers and Directors.

(a)From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Purchaser and the Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Purchaser or the Company or any of their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Purchaser or of the Company, or any Subsidiary thereof, asserted or claimed prior to the Effective Time, in each case, to the fullest extent permitted under applicable Law. Except in the case of fraud, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Purchaser and the Company, jointly and severally, upon receipt by Purchaser or the Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Purchaser, to the extent then required by the DGCL, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)The provisions of the certificate of incorporation and bylaws of Purchaser with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Purchaser that are presently set forth in the certificate of incorporation and bylaws of Purchaser shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Purchaser, unless such modification is required by applicable Law. The respective Organizational Documents of each of the Company and OpCo shall contain, and Purchaser shall cause the respective Organizational Documents of each of the Company and OpCo to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Purchaser.

(c)From and after the Effective Time, (i) the Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties set forth on Schedule 4.5(c)(i) hereto, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Purchaser shall fulfill and honor in all respects the obligations of Purchaser to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Purchaser’s Organizational Documents and pursuant to any indemnification agreements between Purchaser and such D&O Indemnified Parties set forth on Schedule 4.5(c)(ii) hereto, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)From and after the Effective Time, Purchaser shall continue to maintain directors’ and officers’ liability insurance policies on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Purchaser (“Purchaser D&O”), which Purchaser D&O shall cover each of the Seller Designees following their appointment to the Purchaser Board in accordance with Section 4.8 hereof. The Purchaser shall include the Company and its subsidiaries, from and after the Effective Time, as an insured under the Purchaser D&O. From and after the Effective Time, Purchaser shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 4.5 in connection with their successful enforcement of the rights provided to such persons in this Section 4.5. To the extent the transactions contemplated by this Agreement, including the conversion of the Purchaser Convertible Preferred Stock held by Seller to Purchaser Common Stock following the approval of the Preferred Stock Conversion Proposal, the Change of Control Proposal and Nasdaq Listing Application (collectively, the “Purchaser Preferred Stock Conversion”), triggers a change in control under the Purchaser’s current D&O insurance policies, the insurers are willing to waive such change in control provisions.

(e)The provisions of this Section 4.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Purchaser and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)In the event Purchaser or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall succeed to the obligations set forth in this Section 4.5. Purchaser shall cause the Company to perform all of the obligations of the Company under this Section 4.5.

4.6Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

4.7Listing. Until the approval of the Nasdaq Listing Application, Purchaser shall use its reasonable best efforts to (a) maintain its existing listing on Nasdaq; (b) prepare and submit to Nasdaq a notification form for the listing of the shares of Purchaser Common Stock Payment Shares and the Purchaser Common Stock to be issued upon conversion of the Purchaser Preferred Stock Payment Shares to be issued in connection with the Contemplated Transactions, to cause such shares to be approved for listing (subject to official notice of issuance); (c) effect the Nasdaq Reverse Split and (d) to the extent required by Nasdaq rules and regulations, file an initial listing application for the Purchaser Common Stock on Nasdaq (the “Nasdaq Listing Application”), which Nasdaq Listing Application shall be prepared in cooperation with Seller, and to cause such Nasdaq Listing Application to be approved prior to the Purchaser Stockholders’ Meeting or such other time as Seller shall reasonably request in writing. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party and its designated representatives of all verbal or written communications between Nasdaq and such Party or its representatives. Seller will cooperate with Purchaser as reasonably requested by Purchaser with respect to the Nasdaq Listing Application and promptly furnish to Purchaser all information concerning the Company and Seller that may be required or reasonably requested in connection with any action contemplated by this Section 4.7.

4.8Directors and Officers.

(a)The Parties shall take all necessary action so that immediately after the Effective Time, (a) the Purchaser Board is comprised of seven members, with five such members designated by Purchaser, and two such members designated by Seller (the “Seller Designees”), as set forth on Schedule 4.8(a) hereto, which includes a majority of independent directors (in accordance with Nasdaq requirements) and (b) the Persons set forth on Schedule 4.8(b) hereto under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Purchaser, the Company and OpCo, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law.

(b)From the Effective Time and until the Purchaser Preferred Stock Conversion, Purchaser shall cause each Seller Designee to be included in the slate of nominees recommended by the Purchaser Board to holders of Purchaser Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such Seller Designee, including soliciting proxies in favor of the election of such persons.

(c)From the Effective Time and until the Purchaser Preferred Stock Conversion, in the event that any Seller Designee shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Purchaser Board with a substitute Seller Designee, as so designated by Seller.

4.9Section 16 Matters. Prior to the Effective Time, Purchaser and Seller shall take all such steps as may be required or, in the case of Purchaser, as reasonably requested by Seller (to the extent permitted under applicable Laws), to cause any acquisitions of Purchaser Common Stock, restricted stock awards to acquire Purchaser Common Stock and any Purchaser Options to purchase Purchaser Common Stock in connection with the Contemplated Transactions, by each individual or other Person who could become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser, to be exempt under Rule 16b-3 promulgated under the Exchange Act, if and as permitted thereby.

4.10Closing Certificates.

(a)[Reserved]

(b)Purchaser will prepare and deliver to Seller prior to the Closing a certificate signed by the Senior Vice President of Finance of Purchaser in a form reasonably acceptable to Seller, setting forth, as of the Reference Date (i) the number of Purchaser Common Stock outstanding and (ii) the number of shares of Purchaser Common Stock underlying the Purchaser Options (the “Purchaser Outstanding Shares Certificate”).

4.11Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of Seller, Purchaser, and the Purchaser Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.12Private Placement; Legends.

(a)Each of Seller and Purchaser shall take all reasonably necessary action on its part such that the issuance of Purchaser Common Stock Payment Shares and Purchaser Preferred Stock Payment Shares pursuant to this Agreement (collectively, the “Securities”) constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder.

(b)Each certificate representing Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares comprising Closing Consideration shall, except as otherwise provided in this Agreement and in accordance with applicable Law, bear a legend identical or similar in effect to the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(c)Subject to this Section 4.12(c), at its sole expense and upon appropriate notice to and receipt by Purchaser of documentation from Seller (in form and substance satisfactory to Purchaser) stating that Securities have been sold or transferred by Seller pursuant to the plan of distribution set forth in an effective registration statement filed with the SEC, use commercially reasonable efforts to cause its transfer agent to prepare and deliver certificates or evidence of book-entry positions representing the Securities to be delivered to a transferee(s) pursuant to such registration statement, which certificates or book-entry positions shall be free of any restrictive legends (including any legend required by Section 4.12(b)) and in such denominations and registered in such names as Seller may request. Further, Purchaser shall use its commercially reasonable efforts, at its sole expense, to cause its legal counsel to, (i) issue to Purchaser’s transfer agent and maintain a “blanket” legal opinion or direction letter instructing the transfer agent that, in connection with a sale or transfer of Securities by Seller pursuant to and in accordance with the plan of distribution set forth in an effective registration statement filed with the SEC in which Seller is a named selling shareholder, and upon receipt of a seller representation letter and/or a broker representation letter and other such documentation as Purchaser’s legal counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, the transfer agent is authorized to remove the restrictive legends in connection with such sale or transfer, and (ii) if such registration statement is not then effective or is otherwise not available to effect sales or transfers of the Securities, and in connection with a proposed sale or transfer of Securities by Seller pursuant to and in accordance with an exemption from the registration requirements of Section 5 of the Securities Act, issue to the transfer agent a legal opinion or direction letter in connection with such sale or transfer instructing the transfer agent to remove any restrictive legends, upon receipt by Purchaser and its legal counsel of a seller representation letter and/or a broker representation letter and other such documentation as Purchaser’s legal counsel deems necessary and appropriate (including, without limitation, if requested, a legal opinion of Seller’s counsel that the sale of such shares does not require registration under the Securities Act, in a form and substance reasonably satisfactory to Purchaser and its legal counsel); provided, that in the case of a request to remove such restrictive legends in connection with a sale or transfer of Securities pursuant to clause (i) or (ii) above, Purchaser shall use its commercially reasonable efforts to direct Purchaser’s transfer agent to remove any such legends in connection with such sale or transfer within two (2) Business Days following receipt of all required notice and documentation from Seller. Purchaser shall be responsible for the fees of its transfer agent, its legal counsel and all Depositary Trust Company fees associated with any such legend removal requests under this Section 4.12(c).

4.13Audited Financial Statements; Unaudited Interim Periods. As promptly as practicable following the Closing, and no later than sixty-five (65) days from Closing, the Company shall deliver to Purchaser (i) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the fiscal years ended December 31, 2023 and 2022 for the Company and its consolidated subsidiaries, in each case prepared in accordance with GAAP (AICPA) and in USD and (ii) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the fiscal quarter ended September 30, 2024 for the Company and its consolidated subsidiaries, in each case subject to normal adjustments and absence of footnotes and in USD.

4.14Tax Matters. For U.S. federal income Tax purposes, the Parties intend that (a) the Share Purchase will be treated as a taxable exchange of the Company Common Shares for the Closing Consideration and (b) the delivery of the CVR Agreement to holders of Purchaser Common Stock will be treated as a distribution at the time of such delivery of property by Purchaser with respect to its stock governed by Section 301 of the Code, and the Parties shall not take a Tax reporting position inconsistent with the foregoing intent unless otherwise required by applicable Law. At Purchaser’s request, Seller shall, and shall cause its respective Affiliates to, reasonably cooperate with Purchaser to make (or cause to be made) an election under Section 338(g) of the Code and any corresponding or similar elections under state or local Law with respect to the Company or any of its Subsidiaries, in each case to the extent such election is permitted by applicable Law and is not reasonably likely to materially and adversely affect the Seller.

SECTION 5.CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE CONTEMPLATED TRANSACTIONS

The obligations of each Party to effect the Share Purchase and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

5.1No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

5.2Loan Agreement. The Loan Agreement shall be in full force and effect.

SECTION 6.CLOSING DELIVERIES OF SELLER

The obligations of Purchaser to consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Purchaser, at or prior to the Closing, of each of the following conditions:

6.1Documents. Purchaser shall have received the following documents, each of which shall be in full force and effect:

(a)a share certificate representing 100% of the outstanding Company Common Shares, duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfers in blank;

(b)a written resignation, in a form reasonably satisfactory to Purchaser, dated as of the Closing Date and effective as of the Closing, executed by each of the directors and officers of the Company and its respective subsidiaries listed on Schedule 6.1(b) hereto; and

(c)a certificate of status/good standing of the Company and each of the Subsidiaries (to the extent applicable in each relevant jurisdiction).

6.2Company Lock-Up Agreement. Purchaser shall have received the Lock-Up Agreement duly executed by Seller, which shall be in full force and effect.

6.3Registration Rights Agreement. Purchaser shall have received the Registration Rights Agreement duly executed by Seller.

SECTION 7.CLOSING DELIVERIES OF PURCHASER

The obligations of Seller to effect the Share Purchase and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Seller, at or prior to the Closing, of each of the following conditions:

7.1Documents. Seller shall have received the following documents, each of which shall be in full force and effect:

(a)the Purchaser Outstanding Shares Certificate;

(b)a written resignation, in a form reasonably satisfactory to Seller, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Purchaser who are not to continue as officers or directors, as the case may be, of Purchaser after the Closing pursuant to Section 4.8(a) hereof; and

(c)certified copies of the resolutions duly adopted by the Purchaser Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth in Section 4.8(a).

7.2Purchaser Lock-Up Agreements. Seller shall have received the Lock-Up Agreements duly executed by each of the Purchaser Signatories, each of which shall be in full force and effect.

7.3Purchaser Stockholder Support Agreements. Seller shall have received the Purchaser Stockholder Support Agreements duly executed by each of the Purchaser Signatories, each of which shall be in full force and effect.

7.4Registration Rights Agreement. Seller shall have received the Registration Rights Agreement duly executed by Purchaser.

SECTION 8.MISCELLANEOUS PROVISIONS

8.1Non-Survival of Representations and Warranties. The representations and warranties of Seller and Purchaser contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.

8.2Amendment. This Agreement may be amended with the approval of the respective boards of directors of Seller and Purchaser at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Seller and Purchaser.

8.3Waiver.

(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.4Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

8.6Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

8.8Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service,

(b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Purchaser:

Virios Therapeutics, Inc.

44 Milton Avenue

Alpharetta, GA 30009

Attention: Angela Walsh

Email Address: angela@virios.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP
2100 Pennsylvania Street, N.W.
Washington, D.C. 200037
United States
Attention: David Schulman
Email: dschulman@orrick.com

if to Seller:

Sealbond Limited

2 Dai Fu Street

Tai Po Industrial Estate

New Territories, Hong Kong

Attention: General Counsel

Email: CKLS-Legalteam@ck-lifesciences.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
Attention:	Blake Liggio
Caitlin Tompkins
Email:	bliggio@goodwinlaw.com
ctompkins@goodwinlaw.com

8.9Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Registration Rights Agreement.

8.10Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

8.12No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 4.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.13Construction.

(a)References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)The inclusion of any information in the Company Disclosure Schedule or Purchaser Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Purchaser Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule and the Purchaser Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Purchaser Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i)Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Eastern Time) on the date that is two (2) Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Purchaser SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

(j)Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Alpharetta, Georgia, are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

8.14Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

8.15Transaction Litigation. Purchaser shall give Seller prompt written notice of any actual or threatened Legal Proceeding against Purchaser and/or its directors relating to this Agreement or the transactions contemplated hereby (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Seller reasonably informed with respect to the status thereof. Purchaser will (i) give Seller the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with Seller with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith Seller’s advice with respect to such Transaction Litigation. In no event shall Purchaser enter into or agree to any settlement with respect to such Transaction Litigation without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

VIRIOS THERAPEUTICS, INC.
By:	/s/Greg Duncan
Name:	Greg Duncan
Title:	Chief Executive Officer

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SEALBOND LIMITED
By:	/s/ Wong Wun Lam
Name:	Wong Wun Lam
Title:	Director

[Signature Page to Share Exchange Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Act” has the meaning set forth in Section 4.12.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means the Share Exchange Agreement to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Bribery Laws” has the meaning set forth in Section 2.21.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, NY or Hong Kong are authorized or obligated by Law to be closed.

“Canadian Subsidiaries” means the Subsidiaries of the Company that are resident in Canada for purposes of the Tax Act.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock in the form attached hereto as Exhibit G.

“Certifications” has the meaning set forth in Section 3.7(a).

“Change of Control Proposal” has the meaning set forth in Section 4.1(a)(ii).

“Charter Amendment ” means the amendment to the Certificate of Incorporation of Purchaser in the form attached hereto as Exhibit F.

“Closing” has the meaning set forth in Section 1.3.

“Closing Consideration” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Associate” means any current or former employee, consultant, independent contractor, officer or director of the Company.

“Company Benefit Plan” has the meaning set forth in Section 2.16(a).

“Company Board” means the board of directors of the Company.

“Company Common Shares” means the common shares, no par value, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Data” means all data and information Processed by or for the Company or any of its Subsidiaries, including any Personal Information.

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Company Financials” has the meaning set forth in Section 2.6(a).

“Company In-bound License” has the meaning set forth in Section 2.11(d).

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company, including without limitation, all Company Registered IP.

“Company Material Adverse Effect” means any Effect that, considered individually or together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or IFRS (or any binding interpretations thereof), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Share Purchase relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, or (f) resulting from the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operates.

“Company Material Contract(s)” has the meaning set forth in Section 2.12(a).

“Company Out-bound License” has the meaning set forth in Section 2.11(d).

“Company Permits” has the meaning set forth in Section 2.13.

“Company Real Estate Leases” has the meaning set forth in Section 2.10.

“Company Registered IP” means all Registered IP owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Systems” has the meaning set forth in Section 2.11(i).

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2024 provided to Purchaser prior to the date of this Agreement.

“Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement, dated as of September 19, 2024, by and among Purchaser, CK Life Sciences Int’l, Inc. and, solely for the purposes set forth therein, OpCo.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Share Purchase, the CVR Agreement and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken at the Purchaser Stockholders’ Meeting following the Closing pursuant to Section 4.2).

“Continuing Employees” has the meaning set forth in Section 4.4(a).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“CVR” has the meaning set forth in Section 1.4(a).

“CVR Agreement” has the meaning set forth in Section 1.4(a).

“D&O Indemnified Parties” has the meaning set forth in Section 4.5(a).

“Data Processing Policy” means each policy, statement, representation, or notice of the Company, Purchaser or their respective Subsidiaries relating to the Processing of Company Data or Purchaser Data (as applicable), privacy, data protection, or security.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disqualifying Event” has the meaning set forth in Section 3.24.

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement,

interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, provincial, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interests” means, with respect to any Person, any and all present and future shares, units, trust units, partnership or other interests, participations, or other equivalent rights in that Person’s equity or capital, however designated and whether voting or non-voting, and any and all warrants, options or other rights to purchase or other acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, no objection letter, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“IFRS” means International Financial Reporting Standards applied on a consistent basis.

“Intellectual Property Rights” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world, including without limitation: (a) copyrights, applicable to copyrightable works, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works, database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works and copyright registrations and applications in any of the foregoing and corresponding rights in works of authorship (collectively, “Copyrights”); (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, and rights, logos, corporate names, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) registration right to Internet domain names, URLs, and similar rights; (d) rights under applicable trade secret Laws arising with respect to know how, inventions (including conceptions and/or reductions to practice), invention disclosures, methods, processes, protocols, specifications, techniques, discoveries and improvements, formulae, confidential and proprietary information, technical information, designs, drawings, procedures, models, formulations, manuals and systems, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such secrecy (collectively, “Know-How”); (e) all patents, industrial property rights, patent applications, provisional patent applications and similar instruments (including any and all substitutions, revisions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, re-examinations and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”); and (f) all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, provincial, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lender” has the meaning set forth in the Recitals.

“Liability” has the meaning set forth in Section 2.8.

“Loan Agreement” has the meaning set forth in the Recitals.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Purchaser Common Stock are then listed.

“Nasdaq Listing Application” has the meaning set forth in Section 4.7.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Purchaser Common Stock at a reverse stock split ratio to be reasonably determined by Purchaser for the purpose of maintaining compliance with Nasdaq listing standards.

“Nasdaq Reverse Split Proposal” has the meaning set forth in Section 4.1(a)(iii).

“OpCo” has the meaning set forth in the Recitals.

“Ordinary Course of Business” means, with respect to any Person, such actions taken in the ordinary course of its operations and consistent with such Person’s past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or notice of articles or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all articles, bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Company Registered IP” has the meaning set forth in Section 2.11(a).

“Owned Purchaser Registered IP” has the meaning set forth in Section 3.12(a).

“Party” or “Parties” means Purchaser and Seller.

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Purchaser Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Purchaser, as applicable; (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’

compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Purchaser, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies the payment for which is not delinquent; and (g) obligations of the Purchaser under Purchaser In-bound Licenses disclosed in Section 3.12(d) with respect to Purchaser.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company or any of its Subsidiaries in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Post-Closing Plans” has the meaning set forth in Section 4.4(a).

“Preferred Stock Conversion Proposal” has the meaning set forth in Section 1.2.

“Privacy and Data Processing Requirements” means any applicable (i) Law (including of any applicable foreign jurisdiction) relating to privacy, data protection, security, or Personal Information, including, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), HIPAA, EU General Data Protection Regulation (GDPR), any applicable Law relating to breach notification, and any laws relating to the use of biometric identifiers, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which the Company, Purchaser or their respective Subsidiaries are bound relating to the Processing of Company Data or Purchaser Data (as applicable), privacy, data protection, or security, including, in each case of (i) through (iii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Proxy Statement” has the meaning set forth in Section 4.2(a).

“Public Statutory Plans” has the meaning set forth in Section 2.16(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Associate” means any current or former employee, independent contractor, officer or director of Purchaser.

“Purchaser Balance Sheet” means the unaudited balance sheet of Purchaser as of June 30, 2024 (the “Purchaser Balance Sheet Date”) provided to the Company prior to the date of this Agreement.

“Purchaser Benefit Plan” has the meaning set forth in Section 3.17(a).

“Purchaser Board” means the board of directors of Purchaser.

“Purchaser Common Stock” means the Common Stock, $0.0001 par value per share, of Purchaser.

“Purchaser Common Stock Payment Shares” has the meaning set forth in Section 1.2.

“Purchaser Contract” means any Contract: (a) to which Purchaser is a party; (b) by which Purchaser or any Purchaser IP or any other asset of Purchaser is or may become bound or under which Purchaser has, or may become subject to, any obligation; or (c) under which Purchaser has or may acquire any right or interest.

“Purchaser Convertible Preferred Stock” means Purchaser’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.

“Purchaser Covered Person” means, with respect to Purchaser as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Purchaser D&O” has the meaning set forth in Section 4.5(d).

“Purchaser Data” means all data and information Processed by or for Purchaser or any of its Subsidiaries, including any Personal Information.

“Purchaser Disclosure Schedule” has the meaning set forth in Section 3.

“Purchaser ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Purchaser or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA that includes Purchaser.

“Purchaser In-bound License” has the meaning set forth in Section 3.12(d).

“Purchaser IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by Purchaser or its Subsidiaries, including without limitation, all Purchaser Registered IP.

“Purchaser Material Adverse Effect” means any Effect that, considered individually or together with all other Effects that have occurred prior to the date of determination of the occurrence of a Purchaser Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Purchaser; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Purchaser Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Purchaser operates, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in the stock price or trading volume of Purchaser Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Purchaser Common Stock may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (e) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or any binding interpretations thereof); (f) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (f) shall not apply to any representation or warranty (or condition to the consummation of the Share Purchase relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions; or (g) resulting from the taking of any action or the failure to take any action, by Purchaser that is required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Purchaser relative to other similarly situated companies in the industries in which Purchaser operates.

“Purchaser Material Contract(s)” has the meaning set forth in Section 3.13(a).

“Purchaser Options” means options or other rights to purchase shares of Purchaser Common Stock issued by Purchaser.

“Purchaser Out-bound License” has the meaning set forth in Section 3.12(d).

“Purchaser Outstanding Shares Certificate” has the meaning set forth in Section 4.10(b).

“Purchaser Permits” has the meaning set forth in Section 3.14.

“Purchaser Preferred Stock Conversion” has the meaning set forth in Section 4.5(d).

“Purchaser Preferred Stock Payment Shares” has the meaning set forth in Section 1.2.

“Purchaser Real Estate Leases” has the meaning set forth in Section 3.11.

“Purchaser Registered IP” means all Registered IP owned or purported to be owned, in whole or in part, by Purchaser.

“Purchaser RSUs” means any restricted stock unit award granted pursuant to the Purchaser Stock Plan.

“Purchaser SEC Documents” has the meaning set forth in Section 3.7(a).

“Purchaser Signatories” has the meaning set forth in the Recitals.

“Purchaser Stock Plan” means the Amended and Restated 2020 Equity Incentive Plan of Purchaser, as may be amended from time to time.

“Purchaser Stockholder Matters” has the meaning set forth in Section 4.1(a)(iii).

“Purchaser Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Purchaser Stockholders’ Meeting” has the meaning set forth in Section 4.1(a)(iii).

“Purchaser Systems” has the meaning set forth in Section 3.12(j).

“Reference Date” means October 4, 2024.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body or Internet domain registrar, including all Patents, registered Copyrights, registered Trademarks, Internet domain names, and all applications for registration of any of the foregoing.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Purchaser Stockholder Vote” has the meaning set forth in Section 3.4.

“Rights Agent” means Broadridge Corporation Issuer Solutions, LLC a Pennsylvania limited liability company.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 4.12(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Designees” has the meaning set forth in Section 4.8(a).

“Share Purchase” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Stockholder Meeting Request Notice” has the meaning set forth in Section 4.1(a).

“Subsidiary” An entity shall be deemed to be a ‘subsidiary’ of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, provincial, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, common share, profits, transfer, estimated, registration, stamp, premium, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof).

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Litigation” has the meaning set forth in Section 8.15.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

“Withholding Agent” has the meaning set forth in Section 1.6.

“WSA” has the meaning set forth in Section 2.16(k).

Execution Version

EXHIBIT B

LOCK-UP AGREEMENT

October 7, 2024

Virios Therapeutics, Inc.

Re:             Share Exchange Agreement, dated as of October 7, 2024 (the “Exchange Agreement”), by and between Virios Therapeutics, Inc. (the “Company”) and Sealbond Limited (“Seller”)

Ladies and Gentlemen:

Defined terms not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings set forth in the Exchange Agreement. As a condition and inducement to each of the parties to enter into the Exchange Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned irrevocably agrees with the Company that, from the date hereof until one hundred eighty (180) days following the Closing Date (such period, the “Restriction Period”), the undersigned will not offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any Affiliate of the undersigned or any person in privity with the undersigned or any Affiliate of the undersigned), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of shares of common stock of the Company (“Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock, whether any transaction described in any of the foregoing is to be settled by delivery of shares of Common Stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing with respect to, any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock beneficially owned, held or hereafter acquired by the undersigned (the “Securities”). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. The undersigned acknowledges that the Company may impose stop-transfer instructions preventing the transfer agent of the Company from effecting any actions in violation of this Letter Agreement.

Notwithstanding the foregoing, and subject to the conditions set forth herein, the restrictions contemplated by this Letter Agreement shall not apply to:

(a)	transfers of the Securities:
i.	if the undersigned is a natural person, as a bona fide gift or gifts, including, without limitation, to a charitable organization;
ii.	if the undersigned is a natural person, to one or more immediate family members of the undersigned, or to any trust for the direct or indirect benefit of the undersigned or one or more immediate family members of the undersigned (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

iii.	if the undersigned is a natural person, to any corporation, partnership, limited liability company, or other entity all of the equity holders of which consist of the undersigned and/or the immediate family of the undersigned;
iv.	if the undersigned is a natural person and following the death of the undersigned, by will, other testamentary document, or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned;
v.	if the undersigned is a natural person, by operation of law pursuant to a qualified domestic order or other court order or in connection with a divorce settlement;
vi.	if the undersigned is a corporation, partnership, limited liability company, trust or other entity (a) to another corporation, partnership, limited liability company, trust or other entity that is a direct or indirect Affiliate of the undersigned, (b) any investment fund or other entity controlling, controlled by, managing, managed by or under common control with the undersigned or its Affiliates, (c) a distribution to the limited partners, general partners, members, managers, stockholders or other equity holders of the undersigned or (d) as a bona fide gift or gifts, including, without limitation, to a charitable organization; or
vii.	if the undersigned is a trust, to the beneficiaries of such trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), (1) the Company receives a signed lock-up letter agreement (in a form substantially similar to this Letter Agreement) for the balance of the Restriction Period from each donee, trustee, distributee, or transferee, as the case may be, prior to such transfer, and (2) any such transfer shall not involve a disposition for value;

(b)	the exercise of an option to purchase Common Stock (including a net or cashless exercise of an option to purchase Common Stock), and any related transfer of shares of Common Stock to the Company for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Common Stock shall continue to be subject to the restrictions on transfer set forth in this Letter Agreement;
(c)	the disposition (including a forfeiture or repurchase) to the Company of any shares of restricted stock granted pursuant to the terms of any stock incentive plan or similar employee benefit plan of the Company;
(d)	transfers to the Company in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Common Stock settled in Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Common Stock shall continue to be subject to the restrictions on transfer set forth in this Letter Agreement;
(e)	the entry into one or more trading plans established in compliance with Rule 10b5-1 of the Exchange Act; provided that (i) such trading plan(s) may only be established if no public announcement or filing with the Securities and Exchange Commission, or other applicable regulatory authority, is made in connection with the establishment of such trading plan(s) during the Restriction Period, and (ii) no sale of shares of Common Stock are made pursuant to such trading plan(s) during the Restriction Period;

(f)	pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Securities shall remain subject to the restrictions contained in this Letter Agreement; or
(g)	pursuant to an order of a court or regulatory agency;

and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Common Stock settled in Common Stock that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to the Company prior to any such filing).

In addition, notwithstanding the foregoing, this Letter Agreement shall not restrict the delivery of shares of Common Stock to the undersigned upon (i) the exercise of any options or settlement of any restricted stock units granted under any stock incentive plan or similar employee benefit plan of the Company; (ii) the exercise of any warrants; or (iii) the conversion of convertible notes, in each case provided that such shares of Common Stock delivered to the undersigned in connection with such exercise, settlement or conversion (in each case, as applicable) are subject to the restrictions set forth in this Letter Agreement.

Notwithstanding anything to the contrary contained herein, if the Exchange Agreement is terminated for any reason, this Letter Agreement will automatically, and without any action on the part of any party, terminate and the undersigned shall be released from all obligations under this Letter Agreement.

The undersigned acknowledges that the execution, delivery and performance of this Letter Agreement is a material inducement to the Company and Seller to enter into the Exchange Agreement and to complete the transactions contemplated thereby and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has full power and authority to execute, deliver and perform this Letter Agreement, that the undersigned has received adequate consideration therefor, and that the undersigned will benefit from the closing of the transactions contemplated by the Exchange Agreement.

This Letter Agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company and the undersigned. This Letter Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The undersigned hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in Manhattan, for the purposes of any suit, action or proceeding arising out of or relating to this Letter Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under the Exchange Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury.

Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

This Letter Agreement shall be binding on successors and assigns of the undersigned with respect to the Securities and any such successor or assign shall enter into a letter agreement (in a form substantially similar to this Letter Agreement) for the benefit of the Company.

Any signature hereto may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., DocuSign) or other transmission method and any signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Letter Agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

*** SIGNATURE PAGE FOLLOWS***

Signature

Print Name

Position in Company, if any

Address for Notice:

Number of shares of Common Stock

Number of shares of Common Stock underlying warrants, options, debentures or other convertible securities

By signing below, the Company agrees to enforce the restrictions on transfer set forth in this Letter Agreement.

VIRIOS THERAPEUTICS, INC.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Execution Version

EXHIBIT C

FORM OF PURCHASER STOCKHOLDER SUPPORT AGREEMENT

VIRIOS THERAPEUTICS, INC.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 7, 2024 (the “Effective Date”), is made by and between Virios Therapeutics, Inc., a Delaware corporation (“Purchaser”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of Purchaser.

WHEREAS, Purchaser and Sealbond Limited, a British Virgin Islands corporation (“Seller”), have entered into a Share Exchange Agreement, dated as of October 7, 2024 (the “Exchange Agreement”), pursuant to which Purchaser is acquiring 100% of the issued and outstanding shares in the share capital of Pharmagesic (Holdings) Inc., a Canadian corporation, from Seller in exchange for the consideration set forth therein;

WHEREAS, as of the Effective Date, Stockholder beneficially owns (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and has sole or shared voting power with respect to the number of Shares, and holds options to purchase shares of Purchaser Common Stock (“Purchaser Options”), in each case in the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Purchaser and Seller to enter into the Exchange Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Exchange Agreement.

NOW, THEREFORE, in consideration of, and as a condition to Purchaser and Seller’s entering into the Exchange Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder and Purchaser agree as follows:

1.

Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Purchaser or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Purchaser, with respect to the Purchaser Stockholder Matters, Stockholder shall, or shall cause the holder of record on any applicable record date to:

(a)	appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat (in person or by proxy) for purposes of calculating a quorum;
(b)

from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the Purchaser Stockholder Matters and any matter that could reasonably be expected to facilitate the Purchaser Stockholder Matters; and (ii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Purchaser Stockholder Matters on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.

Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the effective time of the approval of the Purchaser Stockholder Matters, (b) upon mutual written agreement of Seller, the Purchaser and Stockholder to terminate this Agreement or (c) 12 months following the date of this Agreement.

3.

Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Purchaser that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Purchaser Options or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.

Share Transfers. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Stockholder’s Purchaser Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares or New Shares to Purchaser as payment for the (i) exercise price of Stockholder’s Purchaser Options and (ii) taxes applicable to the exercise of Stockholder’s Purchaser Options, and (3) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that, in each such case the applicable transferee has signed a voting agreement in substantially the form hereof or joinder to this Agreement. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(3), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), (x) the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions, Liabilities and rights under this Agreement, which shall continue in full force and effect, and the transferee shall agree in writing to be bound by the terms and conditions of this Agreement or executes a joinder to this Agreement, in a form reasonably acceptable to Purchaser and Seller, and either the Stockholder or the transferee provides Purchaser and Seller with a copy of such agreement promptly upon consummation of any such transfer. Any Transfer in violation of this Section 4 shall be null and void.

5.	Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Purchaser and Seller as follows:
(a)

If Stockholder is an Entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)

this Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming this Agreement constitutes a valid and binding agreement of Purchaser, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c)

Stockholder beneficially owns the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)

the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(e)

the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect;

(f)

no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Purchaser in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and

(g)

as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

6.

Irrevocable Proxy. Subject to the final sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint Purchaser and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Shares or New Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Stockholder with respect to the Shares or New Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocably proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares or New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with and granted in consideration of and as an inducement to Seller and Purchaser to enter into the Exchange Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7.

Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.

Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Purchaser and/or holder of Purchaser Options and not in Stockholder’s capacity as a director, officer or employee of Purchaser or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Purchaser in the exercise of his or her fiduciary duties as a director and/or officer of Purchaser or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Purchaser or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

9.

No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Seller any direct or indirect ownership or incidence of ownership of or with respect to any Shares or New Shares. All rights, ownership and economic benefits of and relating to the Shares or New Shares shall remain vested in and belong to Stockholder, and Seller does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Purchaser or exercise any power or authority to direct Stockholder in the voting of any of the Shares or New Shares, except as otherwise provided herein.

10.

Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

11.

Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Seller or Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.

12.

Disclosure. Stockholder hereby agrees that Purchaser and Seller may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by Purchaser or Seller as required by Law or the terms of the Exchange Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Exchange Agreement or any of the Contemplated Transactions, without the prior written consent of Purchaser and Seller, provided that, the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be permitted to be taken by Stockholder, Purchaser or Seller pursuant to the Exchange Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

13.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by electronic transmission (providing confirmation of transmission) to Seller or Purchaser, as the case may be, in accordance with Section 8.8 of the Exchange Agreement and to Stockholder at

his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 (or at such other address for a party as shall be specified by like notice).

14.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

15.

Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.

No Waivers. No waivers of any breach of this Agreement extended by Seller or Purchaser to Stockholder shall be construed as a waiver of any rights or remedies of Seller or Purchaser, as applicable, with respect to any other stockholder of Purchaser who has executed an agreement substantially in the form of this Agreement with respect to Shares or New Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Purchaser. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17.

Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 17, (c) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 13 of this Agreement.

18.

Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

19.

No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Purchaser Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Purchaser, the Exchange Agreement and the Contemplated Transactions, (b) the Exchange Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20.

Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

21.

Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Purchaser (for the avoidance of doubt, with the prior written approval required by Section 4.1 of Purchaser’s Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock), Seller and Stockholder.

22.

Fees and Expenses. Except as otherwise specifically provided herein, the Exchange Agreement or any other agreement contemplated by the Exchange Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

23.

Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

24.

Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by email (without receiving a failure of delivery message in return) or, to the extent not delivered on a Business Day during business hours, on the next Business Day, (ii) on the fifth Business Day after dispatch by registered or certified mail, or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

(i)If to Purchaser, to:

Virios Therapeutics, Inc.

44 Milton Avenue

Alpharetta, GA 30009

Attention: Angela Walsh

Email Address: angela@virios.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

2100 Pennsylvania Street, N.W.

Washington, D.C. 200037

United States

Attention: David Schulman

Email: dschulman@orrick.com

(ii)	If to the Stockholder, to the address or email address of the Stockholder set forth on Schedule 1.

(iii)If to Seller, to:

Sealbond Limited

2 Dai Fu Street, Tai Po Industrial Estate

New Territories, Hong Kong

Attention: General Counsel

Email: CKLS-Legalteam@ck-lifesciences.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210
Attention: Blake Liggio
Caitlin Tompkins
Email: bliggio@goodwinlaw.com
ctompkins@goodwinlaw.com

25.	Construction.
(a)

For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)

The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)	Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.
(e)

The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page Has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:

[Signature Page to Support Agreement]

EXECUTED as of the date first above written.

VIRIOS THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

ACKNOWLEDGED:

SEALBOND LIMITED

By:
Name:
Title:

[Signature Page to Support Agreement]

Schedule 1

Name, Address and Email Address of Stockholder	Shares of Purchaser Common Stock	Purchaser Options
Richard Burch, 1425 Shea Harbor Drive Tuscaloosa, AL 35406 richardaburch@gmail.com	147,681	313,792
Abel De La Rosa, Ph.D. 421 Windmark Way Port St. Joe, FL 32456 adelarosa@akatace.net	4,000	22,334
Greg Duncan 435 Belada Blvd Atlanta, GA 30342 greg@virios.com	57,461	1,134,756
David Keefer 1975 E. Sawmill Road Quakertown, PA 18951 davidrkeefer@icloud.com	12,808	23,084
John C. Thomas, Jr. 3542 Water Front Dr. Gainesville, GA 30506 john@jcthomas.us	1,000	22,542
Richard J. Whitley, MD 728 Montgomery Drive Mountain Brook, AL 35213 rwhitley@uabmc.edu	700	22,375
Angela Walsh 4281 E County Hwy 30A Unit 206 Santa Rosa Beach, FL 32459 angela@virios.com	3,000	255,239
R. Michael Gendreau 12730 Shadowline St. Poway, CA 92064 mike@virios.com	0	249,819
Ralph Grosswald 115 Birkdale Ct. Alpharetta, GA 30022 ralph@virios.com	0	254,189

Execution Version

EXHIBIT D

FORM OF

LOAN AGREEMENT

between

VIRIOS THERAPEUTICS, INC., as Borrower

and

CONJOINT INC., as Lender

Dated as of October 7, 2024

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended or supplemented from time to time, together with any exhibits, schedules or other attachments hereto, this “Agreement”) is entered into as of October 7, 2024 between Virios Therapeutics, Inc., a Delaware corporation (“Borrower”), and Conjoint Inc., a Delaware corporation (“Lender”).

RECITALS

Concurrently with the execution and delivery of this Agreement, Borrower is entering into a Share Exchange Agreement (the “Exchange Agreement”) by and between Borrower and Sealbond Limited, a British Virgin Islands corporation (“Sealbond Seller”), pursuant to which Borrower shall purchase from Sealbond Seller 100% of the issued and outstanding shares in the share capital of Pharmagesic (Holdings) Inc.

Borrower has requested that Lender make and Lender has agreed to make one or more loans to Borrower in the aggregate principal amount of up to Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00), which loan shall be made in two tranches and the proceeds of which are to be used primarily for the purpose of (1) funding operations and (2) performing clinical and research & development activities by, or on behalf of, WEX Pharmaceuticals, Inc. (“Wex”) related to Halneuron® (collectively, the “R&D Activities”) as further described herein.

Lender is willing to make such loans to Borrower on the terms and conditions hereinafter set forth and as evidenced and secured by the Loan Documents (as such term is hereinafter defined).

WITNESSETH

In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2025 Loan” has the meaning set forth in Section 2.

“2025 Loan Closing Date” means February 18, 2025.

“2025 Note” means the Promissory Note evidencing the 2025 Loan by Borrower for the benefit of Lender, dated as of its date of issuance, as amended, extended or supplemented from time to time, in substantially the form attached as Exhibit A.

“2025 Note Closing” has the meaning set forth in Section 2.4.

“Agreement” has the meaning set forth in the preamble hereto.

“Approvals” means, collectively, any and all licenses, permits and approvals, orders, franchises, registrations, certificates, qualifications, consents, authorizations, determinations, filings and declarations required by any Government Authority, other party or pursuant to any agreement to which a party is bound.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks in the State of New York are required or permitted by law to close.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Determination Date” means October 1, 2024 and each one year anniversary thereof; provided, that if such date is not a U.S. Government Securities Business Day, the Determination Date shall be the next such U.S. Government Securities Business Day.

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Exchange Loan” has the meaning set forth in Section 2.

“Exchange Loan Closing Date” means October 7, 2024.

“Exchange Note” means the Promissory Note evidencing the Exchange Loan by Borrower for the benefit of Lender, dated as of its date of issuance, as amended, extended or supplemented from time to time, in substantially the form attached as Exhibit A.

“Exchange Note Closing” has the meaning set forth in Section 2.4.

“Fundamental Transaction” has the meaning set forth in Section 5.

“Government Authority” means any governmental or quasi-governmental authority or official, including, without limitation, any federal, state, territorial, provincial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department, other instrumentality, political unit, subdivision or official, whether domestic or foreign.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Loan” has the meaning set forth in Section 2.

“Loan Documents” means, collectively, this Agreement, the Exchange Note, the 2025 Note, and any and all other documents, instruments, and certificates contemplated thereby or executed and delivered in connection with this Agreement or the Exchange Note and/or the 2025 Note, as applicable, as the same may be amended or supplemented from time to time. For the avoidance of doubt, “Loan Documents” when used in this Agreement to refer solely to (i) the Exchange Loan or the Closing of the Exchange Loan shall be deemed to refer to only such documents, instruments and certificates related to the Exchange Loan and (ii) the 2025 Loan or the Closing of the 2025 shall be deemed to refer to only such documents, instruments and certificates related to the 2025 Loan.

“Loan Monitoring Committee” has the meaning set forth in Section 7.3.

“Maturity Date” means the three (3) year anniversary of the date of the Exchange Loan Closing Date.

“Notes” means, collectively, the Exchange Note and the 2025 Note.

“R&D Activities” has the meaning set forth in the Recitals.

“Sealbond Seller” has the meaning set forth in the Recitals.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR” means the forward-looking term rate based on SOFR published by CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion) for a tenor of one year on the Determination Date then most recently occurred. In the event that Term SOFR cannot be determined for any Determination Date for any reason, Lender shall have the right to (1) set Term SOFR for such Determination Date as, at its election, Term SOFR as of the last U.S. Government Securities Business Day for which Term SOFR was available or, if applicable, the next U.S. Government Securities Business Day for which Term SOFR is available or (2) in the event that Term SOFR has been discontinued or is not expected to become determinable again, require Borrower to enter into an amendment this Agreement to replace Term SOFR as the benchmark rate hereunder (including with a forward looking SOFR-based rate of a different tenor) and effect such other conforming changes as are necessary, in Lender’s reasonable determination, to effect such change.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Wex” has the meaning set forth in the Recitals.

2.Agreement to Lend. Subject to the satisfaction of the terms and conditions hereof and relying upon the representations and warranties set forth herein, Lender agrees to make (i) a loan to Borrower of Sixteen Million Five Hundred Thousand Dollars ($16,500,000.00) (the aggregate original principal amount of the applicable Note representing such loan, the “Exchange Loan”) on the Exchange Loan Closing Date and (ii) a loan to Borrower of Three Million Dollars ($3,000,000.00) (the aggregate original principal amount of the applicable Note representing such loan, the “2025 Loan” and, together with the Exchange Loan, the “Loan”) on the 2025 Loan Closing Date. Each of the Exchange Note and the 2025 Note shall be executed and delivered by Borrower pursuant to and in accordance with the terms of this Agreement. The obligation of Borrower to repay the principal of the Loan and to pay interest thereon shall be evidenced by the Notes.

2.1Term of the Loan. The Loan shall be for a term commencing on the date of the Exchange Note and ending on the Maturity Date. All obligations due under the Loan Documents shall be due and payable in full on the Maturity Date.

2.2Disbursement of the Exchange Loan. The Exchange Note will be executed and the Exchange Loan will be disbursed to Borrower once all of the conditions set forth in Section 3 (excluding Section 3.5) have been satisfied.

2.3Disbursement of the 2025 Loan. The 2025 Note will be executed and the 2025 Loan will be disbursed to Borrower once all of the conditions set forth in Section 3 (excluding Section 3.4) have been satisfied.

2.4Closing. The respective execution and delivery of the Exchange Note and the 2025 Note and the funding of the Exchange Loan and the 2025 Loan (respectively, the “Exchange Note Closing” and the “2025 Note Closing” and, each, a “Closing”) shall each take place at a closing on the Exchange Loan Closing Date and the 2025 Loan Closing Date, respectively (each, a “Closing Date”).

3.Conditions to Closing and Funding of the Loan. The obligation of Lender to consummate each Closing on the applicable Closing Date and to make the Exchange Loan on the Exchange Loan Closing Date and/or the 2025 Loan on the 2025 Loan Closing Date is subject to the fulfillment to Lender’s satisfaction, prior to or at the applicable Closing, of the following conditions, any or all of which may be waived, in whole or in part, by Lender in its sole and absolute discretion, and the funding of the Exchange Loan and/or the 2025 Loan by Lender shall be deemed waiver or satisfaction of the following conditions (as applicable) with respect to the funding at the applicable Closing (but shall not, for avoidance of doubt, constitute a waiver for purposes of any future Closing):

3.1Representations and Warranties of Borrower. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents, and the representations and warranties otherwise made in writing by or on behalf of Borrower in connection with the transactions contemplated to be consummated at the Closing by this Agreement and the other Loan Documents, shall be true and correct in all material respects when made and at the time of the Closing.

3.2Performance; No Default. Borrower shall have performed and complied in all material respects with all covenants, agreements and conditions required to be performed or complied with by it prior to or at the Closing contained in this Agreement and the other Loan Documents, and, on or before and upon the Closing, there shall have occurred and there shall exist no uncured default or Event of Default under this Agreement, or any other Loan Document.

3.3Execution of Documents. Simultaneously with or prior to the Closing, (i) this Agreement and all of the other Loan Documents shall have been duly executed and delivered by all respective parties thereto, shall be the valid and binding obligation of each of the parties thereto, subject to the effect of bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and subject to limitations imposed by general principles of equity, shall be in full force and effect without defense and shall be in form and substance satisfactory to Lender, and (ii) no default or Event of Default shall have occurred under this Agreement or the other Loan Documents.

3.4Exchange Loan. The Exchange Note Closing shall not occur until after the closing of the Share Purchase (as defined in the Exchange Agreement) as contemplated by Section 1.3 of the Exchange Agreement.

3.52025 Loan. The 2025 Note Closing shall not occur until February 18, 2025 and the 2025 Note Closing shall not occur if Sealbond Seller has exercised its repurchase right as set forth in Section 1.5(a) of the Exchange Agreement.

4.Representations, Warranties and Certain Covenants of Borrower. In order to induce Lender to consummate the Closing and to make the Exchange Loan and/or the 2025 Loan, as applicable, Borrower represents, warrants and covenants to Lender, on the date hereof and on the date of each Closing, as follows:

4.1Due Organization; Authority. Borrower is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (c) to execute, deliver and perform its obligations under the Loan Documents.

4.2Non-Contravention. The execution, delivery and performance by Borrower of the Loan Documents and the performance of each of its obligations thereunder (a) have been duly authorized by all necessary action by the board of directors of Borrower and (b) do not require any Approval, or exemption from, or other action by or in respect of, or filing of a declaration or registration with, any court, Government Authority or other person, do not contravene or constitute a default under or violation of any applicable law or regulation, the organizational documents of Borrower, any agreement (or require the consent of any person under any agreement that has not been obtained and delivered to Lender in writing) to which Borrower is a party or by which it or any of its properties is bound, or any judgment, injunction, order, decree or other instrument binding upon Borrower or any of its properties and do not and will not result in the creation or imposition of any lien on any asset of Borrower.

4.3Due Execution. Each of this Agreement, the applicable Note and the other Loan Documents has been duly executed and delivered by Borrower and, assuming the due authorization, execution and delivery by Lender (if applicable), constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and subject to limitations imposed by general principles of equity.

4.4Use of Proceeds. The proceeds of the Loans hereunder have been and shall be used solely as permitted by Section 7.2.

4.5No Default. No default or Event of Default has occurred and is continuing.

5.Acceleration Upon Fundamental Transaction. Borrower immediately shall pay to Lender in immediately available funds all outstanding principal of the Notes, together with all accrued and unpaid interest thereon and other outstanding amounts owed hereunder and thereunder, if (i) Borrower effects any merger or consolidation of Borrower with or into another person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another person (other than such a transaction in which Borrower is the surviving or continuing entity and at least 50% of Borrower’s common stock is not exchanged for or converted into other securities, cash or property), (ii) Borrower effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by Borrower or another person) is completed pursuant to which more than 50% of Borrower’s common stock not held by Borrower or such person is exchanged for or converted into other securities, cash or property, or (iv) Borrower effects any reclassification of Borrower’s common stock or any compulsory share exchange pursuant to which Borrower’s common stock is effectively converted into or exchanged for other securities, cash or property (collectively, such transactions referred to in clause (i)-(iv), a “Fundamental Transaction”). For the avoidance of doubt, the following shall not be considered a Fundamental Transaction for purposes of this Section 5: (a) the exercise by Sealbond Seller of its repurchase right as set forth in Section 1.5(a) of the Exchange Agreement and (b) the Purchaser Preferred Stock Conversion (as such term is defined in the Exchange Agreement).

6.Events of Default.

6.1Event of Default. “Event of Default” means the occurrence of any one or more of the following events: (a) if Borrower fails to pay when due any principal, interest or other payment required to be made under the Exchange Note or the 2025 Note in accordance with this Agreement; (b) an involuntary case against Borrower or any of its subsidiaries under any applicable bankruptcy or insolvency law commences and is not dismissed on or before the date that is sixty (60) days after its commencement; (c) a court with proper jurisdiction enters a decree or order for relief against Borrower or any of its subsidiaries in an involuntary case under any applicable bankruptcy or insolvency law; (d) a court with proper jurisdiction appoints a receiver, liquidator, custodian or trustee for Borrower or its subsidiaries or for any substantial part of Borrower’s or its subsidiaries’ property with respect to the winding up or liquidation of Borrower’s or its subsidiaries’ affairs; (e) Borrower or any of its subsidiaries commences a voluntary case under any applicable bankruptcy or insolvency law, makes a general assignment for the benefit of Borrower’s or its subsidiaries’ creditors, consents to the appointment of a receiver, liquidator, custodian or trustee for Borrower or its subsidiaries or for any substantial part of Borrower’s or its subsidiaries’ property, or consents to the entry of an order for relief against Borrower or any of its subsidiaries in an involuntary case under any applicable bankruptcy or insolvency law; (f) any representation or warranty of Borrower made herein or in any other Loan Document is untrue in any material respect when made; or (g) Borrower breaches any covenant set forth in Section 7 hereof and, to the extent such failure is capable of cure, such failure persists for thirty (30) days without cure.

6.2Lender’s Remedies. If an Event of Default shall occur, Lender shall have all rights and remedies available to it or for its benefit under the other Loan Documents and otherwise at law and in equity including, without limitation, the right to accelerate the Loans and declare the principal and accrued interest thereunder immediately due and payable as set forth in Section 3 of each Note, and in such event, Lender shall have no further obligation to perform its obligations under this Agreement or to make any Loans hereunder.

7.Covenants. Borrower hereby covenants and agrees for the benefit of Lender, as set forth below:

7.1Existence. Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence as a Delaware corporation in accordance with its organization documents in effect on the date of this Agreement.

7.2Use of Funds. Borrower shall use (or cause its subsidiaries to use) all proceeds advanced by Lender pursuant to the Exchange Note and the 2025 Note primarily for the purpose of (a) funding operations and (b) performance of the R&D Activities.

7.3Loan Monitoring Committee. Borrower shall establish a committee (the “Loan Monitoring Committee”) to, among other things, oversee Borrower’s compliance with the use of proceeds restrictions set forth in Section 7.2 above and provide customary assistance and oversight with respect to the integration of operational activities between Borrower and OpCo following the transactions contemplated by the Exchange Agreement, including with respect to the Halneuron® Phase 2 study. The members of the Loan Monitoring Committee shall consist of two (2) representatives from Lender and one (1) representative from Borrower, and its initial members shall be Greg Duncan, Alan Yu and Melvin Toh. The Loan Monitoring Committee shall meet at least monthly for the first twelve months following the Closing (as defined in the Exchange Agreement) and shall follow customary policies and procedures for a committee of this type. There shall be no additional fees or expenses payable to the members of the Loan Monitoring Committee solely due to their service on such committee.

8.Miscellaneous.

8.1Usury Laws. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Loan at a rate which could subject the holder of the Notes to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law or regulation to contract or agree to pay. If by the terms of this Agreement or the Notes, Borrower is at any time required or obligated to pay interest on the Exchange Loan and/or the 2025 Loan at a rate in excess of such maximum rate, the rate of interest under this Agreement and the applicable Note(s) shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of the applicable Note(s). All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Exchange Loan and/or the 2025 Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the applicable Note until payment in full so that the rate or amount of interest on account of the Exchange Loan and/or the 2025 Loan, as applicable, does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Loan for so long as such Loan is outstanding.

8.2Amendment and Waiver. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, only in a writing signed by Lender and Borrower. This Agreement and the other Loan Documents contain the entire agreement and understanding between Lender and Borrower and supersedes all prior agreements and understandings relating to the subject matter hereof.

8.3Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to Borrower:	Virios Therapeutics, Inc.
44 Milton Avenue
Alpharetta, GA 30009
	Attention:	Angela Walsh
	Email:	angela@virios.com

If to Lender:	Conjoint Inc.
2 Dai Fu Street
Tai Po Industrial Estate, New Territories, Hong Kong
	Attention:	Chief Financial Officer
	Email:	peter.wong@ck-lifesciences.com

or, in each case, at such other address, or to the attention of such other officer, as each party shall have furnished to the other party in writing.

8.4Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the respective parties which are contained in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties originally benefited thereby. The terms and provisions of this Agreement and the other Loan Documents shall inure to the benefit of and shall be binding upon any assignee or transferee of Lender, and in the event of such transfer or assignment, the rights and privileges herein conferred upon Lender shall automatically extend to and be vested in, and become an obligation of, such transferee or assignee, all subject to the terms and conditions hereof. In connection therewith, any such transferee or assignee may disclose all documents and information which such transferee or assignee now or hereafter may have relating to the Note, this Agreement, the other Loan Documents or Borrower or any of the business of any of the foregoing entities. Notwithstanding the foregoing, the Loan is personal to Borrower and Borrower is prohibited from assigning or transferring its rights and obligations under this Agreement or any of the Loan Documents.

8.5Descriptive Headings; Interpretation. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. References to an “Article” or “Section” are, unless otherwise specified, to an “Article” or “Section” of this Agreement, as the case may be.

8.6Waiver of Damages. In no event shall either party be liable to the other party for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by such party of its obligations under this Agreement or any of the Loan Documents, and each party waives all claims for punitive, exemplary or consequential damages.

8.7Governing Law; Choice of Law. This Agreement and the other Loan Documents shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without regard to principles of conflicts of law.

8.8Counterparts. This Agreement may be executed in any number of counterparts or counterpart signature pages (by facsimile, DocuSign or other electronic transmission or otherwise), each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

8.9Interpretation. Notwithstanding that this Agreement was initially prepared by Lender’s counsel, this Agreement has been reviewed and negotiated by competent counsel on behalf of Borrower, and all parties to this Agreement hereby agree that no portion of this Agreement nor this Agreement as a whole shall be construed against Lender solely as a result of this Agreement having been so prepared. Whenever used, the singular number shall include the plural, the plural the singular and the words “Lender” and “Borrower” shall include their respective successors, assigns, heirs, executors and administrators. If Borrower consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

8.10Execution and Binding Effect. Upon and not until execution of this Agreement by Borrower on the one hand, and Lender on the other, this Agreement shall be binding upon and enforceable against Borrower and Lender, respectively.

8.11Time of the Essence. Time is of the essence of each provision of this Agreement and each other Loan Document.

8.12Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to consent to, approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to consent, approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as an instrument under seal as of the date and year first written above.

BORROWER:

VIRIOS THERAPEUTICS, INC.

By:
Name:
Title:

LENDER:

CONJOINT INC.

By:
Name:
Title:

[Signature Page to Loan Agreement]

EXHIBIT A

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$[16,500,000/3,000,000]	[_______], 202[4]

For value received, Virios Therapeutics, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to Conjoint Inc., a Delaware corporation (“Lender”), the aggregate principal sum of [__________]1, plus any interest accrued thereon from time to time in accordance with Section 2 hereof, plus any other amounts due hereunder, in the amounts and on the dates set forth in this Promissory Note (this “Note”).

This Note evidences the [Exchange][2025] Loan made by Lender to Borrower pursuant to that certain Loan Agreement dated as of October 7, 2024 (the “Loan Agreement”) and all other documents, instruments and agreements evidencing the loan evidenced by this Note (as amended or affected from time to time). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

1.Maturity. Borrower shall pay the principal balance of this Note, together with any accrued and unpaid interest, to Lender on the Maturity Date.

2.Interest Rate; Payment of Interest.

(a)The principal amount outstanding under this Note shall accrue interest at a rate equal to 2.00% plus Term SOFR; provided that upon the occurrence of a default or an Event of Default under Section 6.1 of the Loan Agreement, the interest rate shall increase to Term SOFR plus 3.00% per annum during such default or Event of Default. Interest shall accrue on the outstanding principal of this Note and all overdue amounts under Section 8 until all outstanding principal of and other amounts under this Note have been paid in full and shall be due and payable in accordance with this Note, including Section 2(b) below. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed including the date of this Note and excluding the date of repayment.

(b)Interest accrued on the outstanding principal of this Note shall be due and payable on the Maturity Date and on any date on which the principal amount hereunder is repaid in full or in part. Any payments of interest or principal under this Note, whether or not on the Maturity Date, and any other outstanding amounts hereunder shall be paid in U.S. dollars in immediately available funds.

3.Consequence of Fundamental Transaction or Event of Default. Upon the occurrence of a Fundamental Transaction pursuant to Section 5 of the Loan Agreement or an Event of Default under Section 6.1 of the Loan Agreement, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums payable hereunder shall, at the option of Lender (or automatically with respect to a Fundamental Transaction or upon the occurrence of one or more of the events described in Section 6.1(b) through (e) of the Loan Agreement), become immediately due and payable, in U.S. dollars in immediately available funds, without any action or election by Lender.

4.Payments. The accounts or records maintained by Lender shall be prima facie evidence, absent manifest error, of the amount of outstanding principal under this Note and interest and the interest and payments thereon. Any failure to so record, or any error in doing so, shall not, however, limit the obligation of Borrower hereunder to pay any amount owing with respect to this Note. Principal and interest due and payable under this Note shall be paid to Lender in lawful money of the United States of America at such

1 Note to Draft: Insert [Sixteen Million Five Hundred Thousand Dollars ($16,500,000.00)] OR [Three Million Dollars ($3,000,000.00)]

address as may be specified in a written notice to Borrower by Lender or if no address is specified, at Lender’s principal place of business. If any payment on this Note is due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding Business Day.

5.Incorporation of Terms. All of the terms, covenants and conditions contained in the Loan Agreement and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein.

6.Waivers by Borrower. Borrower hereby waives, for the benefit of Lender: (a) any right to require Lender, as a condition of payment or performance by Borrower, to (i) proceed against any other any guarantor of the obligations hereunder (the “Obligations”) or any other person, entity or group, (ii) proceed against or exhaust any security held from any guarantor or any other person, entity or group or (iii) pursue any other remedy in the power of Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower, its subsidiaries or any guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability Borrower of any guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Lender’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related hereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any other matters and any right to consent hereunder to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.Exercise of Remedies. No delay or omission on the part of Lender in the exercise of any right or remedy under this Note shall operate as a waiver thereof, and no partial exercise of any right or remedy, acceptance of a past due installment or other indulgences granted from time to time shall be construed as a novation of this Note or precludes other or further exercise thereof or the exercise of any other rights or remedy.

8.Collection Costs. In the event Borrower fails to pay any amounts owed hereunder when due, Borrower shall pay to Lender, in addition to such amounts due, on demand, all costs and expenses of collection, including reasonable attorneys’ fees.

9.Governing Law. This Note shall be governed and construed in accordance with the laws of the State of New York.

10.Counterparts. This Note may be executed in any number of counterparts or counterpart signature pages (by facsimile, DocuSign or other electronic transmission or otherwise), each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

2

11.Assignment; Registered Note.

(a)This Note shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender. Borrower shall not be entitled to assign any of its rights or obligations hereunder. Lender shall be entitled to assign its rights under this Note, without any consent of Borrower, provided that Lender notifies Borrower, in writing, of such assignment, provides to Borrower the corresponding assignment agreement, and surrenders this Note to Borrower for re-issuance to the transferee (who shall be treated as Lender for purposes of this Note). Any prohibited assignment of this Note is absolutely void ab initio. This Note may be pledged by Lender to any of its lenders or creditors as collateral. Borrower shall maintain at one of its offices a copy of any such assignment agreement delivered to it and a register for the recordation of the names and addresses of each Lender (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and Borrower shall treat each person or entity whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Note, notwithstanding notice to the contrary.

(b)This Note is registered as to principal and interest with Borrower. Notwithstanding any provision of this Note to the contrary, this Note may be transferred only in accordance with the terms of Section 11(a). The foregoing provisions are intended to cause this Note to be in registered form (within the meaning of Treasury Regulations Section 5f.103-1(c)) and shall be interpreted consistently therewith. If Lender is other than a Unites States person, Lender agrees to provide Borrower with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) establishing Lender’s status as other than a United States person, and if Lender is a United States person, Lender agrees to provide Borrower with a properly executed IRS Form W-9.

The remainder of this page is intentionally left blank.

3

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first set forth above.

VIRIOS THERAPEUTICS, INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO:

CONJOINT INC.

By:
Name:
Title:

[Signature Page to Promissory Note]

Execution Version

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is dated as of October 7, 2024, by and between Virios Therapeutics, Inc., a Delaware corporation (the “Company”), and Sealbond Limited, a British Virgin Islands corporation (“Sealbond”).

This Agreement is made in connection with the Share Exchange Agreement, dated as of October 7, 2024 (the “Share Exchange Agreement”), by and between the Company and Sealbond. For purposes of this Agreement, we also refer to Sealbond, including its successors and assigns, as a Holder (as such term is defined herein).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows:

1.Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Share Exchange Agreement. As used in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2 “Board of Directors” means the board of directors of the Company.

1.3 “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

1.4 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.7“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.8“Holder” means any holder of shares of Registrable Securities who is a party to this Agreement.

1.9“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.10“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement (provided, that if at the time of such request, the only Holder is Sealbond, all references to Initiating Holders herein shall be deemed to be references to Sealbond).

1.11“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.12“Preferred Stock” means the Series A Non-Voting Convertible Preferred Stock, par value $0.0001, of the Company.

1.13“Registrable Securities” means (i) the Purchaser Common Stock Payment Shares; (ii) shares of Common Stock issuable or issued upon conversion of shares of the Purchaser Preferred Stock Payment Shares; (iii) any shares of Common Stock, or any shares of Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Holder on or prior to the date hereof; and (iv) any securities of the Company issued with respect to the securities referenced in clauses (i) through (iii) by way of any stock dividend or stock split or in connection with any merger, combination, recapitalization, share exchange, consolidation, reorganization or other similar transaction, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3.1.

1.14“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.15“SEC” means the Securities and Exchange Commission.

1.16“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.17“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.18“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

2.Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If, at any time after April 30, 2025, the Company receives a request from Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least forty percent (40%) of the Registrable Securities then outstanding; provided, that, if at the time of such request, the only Holder is Sealbond, there shall be no threshold percent to make such request and such threshold percent that must be covered by such request shall be thirty percent (30%) (or, in each case, a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10,000,000), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders (if any); and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering the resale of all Registrable Securities that the Initiating Holders requested to be registered and, if applicable, any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given and, in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(b) Form S-3 Demand. If, at any time after April 30, 2025 when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $7,500,000; provided, that, if at the time of such request, the only Holder is Sealbond, there shall be no threshold percent to make such request and the anticipated aggregate offering price, net of Selling Expenses, must be at least $1,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders (if any); and (ii) as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering the resale of all Registrable Securities that the Initiating Holders requested to be registered and, if applicable, any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within fifteen (15) days of the date the Demand Notice is given and, in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer stating that, in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or the Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected three (3) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred twenty (120) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for the purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for the purposes of this Section 2.1(d); provided that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for the purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders of the Company other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash, the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board of Directors and shall be reasonably acceptable to Sealbond, or if other Initiating Holders are involved in such underwriting, a majority of the interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders of the Company to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For the purposes of the provision in Section 2.3(a) and Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to be declared effective by the Commission as soon as practicable thereafter and (i) upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, the Company shall use its commercially reasonable efforts to keep the registration statement continuously effective until the date that all such Registrable Securities registered thereunder have been sold thereunder or pursuant to SEC Rule 144;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s directors, officers, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings or qualifications pursuant to Section 2, including all registration, filing and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, directors, officers and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions or other actions that resulted in such loss, claim, damage, liability or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of this Agreement;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred twenty (120) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holder only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11, or that are necessary to give further effect thereto, or that are customary under the circumstances. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

3. Miscellaneous.

3.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such a Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

3.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature pages hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address or address as subsequently modified by written notice given in accordance with this Section 3.5. If notice is given to the Company, a copy shall also be sent to Duane Morris LLP, 30 South 17th Street, Philadelphia, PA 19103 Attn: Darrick M. Mix, E-mail: Dmix@duanemorris.com. If notice is given to Sealbond, a copy shall also be sent to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 Attn: Blake Liggio, E-mail: bliggio@goodwinlaw.com.

(b) Consent to Electronic Notice. Each Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address as on the books of the Company. Each Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

3.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, modification, termination, or waiver applies to all Holders in the same fashion. Any amendment, modification, termination, or waiver effected in accordance with this Section 3.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8 Aggregation of Stock. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

3.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.10 Dispute Resolution. In any action of proceeding between any of the parties arising out of or relating to this Agreement, each of the parties (a) hereby irrevocably and unconditionally consent and submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agree that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 3.10, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

3.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

VIRIOS THERAPEUTICS, INC.
By:
Name:
Title:

[Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

SEALBOND LIMITED

By:
Name:
Title:

ADDRESS FOR NOTICE

2 Dai Fu Street, Tai Po Industrial Estate New Territories, Hong Kong
Attention: General Counsel
Email: CKLS-Legalteam@ck-lifesciences.com

[Registration Rights Agreement]

EXHIBIT F

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

VIRIOS THERAPEUTICS, INC.

The undersigned, being a duly authorized officer of Virios Therapeutics, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.The name of the Corporation is Virios Therapeutics, Inc.

2.The Certificate of Incorporation of the Corporation is hereby amended by striking out ARTICLE 1 thereof in its entirety and by substituting in lieu of said article the following new ARTICLE 1:

“The name of the corporation is Dogwood Therapeutics, Inc.”

3.The Certificate of Incorporation of the Corporation is hereby further amended by striking out the first paragraph of Article 4 thereof, and by substituting in lieu thereof, the following new paragraphs:

“A. Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 45,000,000, of which 43,000,000 shares are Common Stock with a par value of $0.0001 per share (the “Common Stock”), and 2,000,000 shares are Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the DGCL (the “Effective Time”), every 25 shares of the Corporation’s Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, $0.0001 per share (the “New Common Stock”), of the Corporation (the “Reverse Stock Split”).

The Corporation will not issue fractional shares in connection with the Reverse Stock Split; instead, all shares that are held by a stockholder as of the Effective Time shall be aggregated and each fractional share resulting from the Reverse Stock Split shall be entitled to receive an amount in cash equal to the fair market value of such fractional share as of the Effective Time, as determined in good faith by the Board of Directors. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

F-1

4.The amendment of the Certificate of Incorporation herein has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”). Written consent to the amendment was given in accordance with Section 141(f) of the DGCL.

5.This Certificate of Amendment to the Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Standard Time on October 9, 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of October 7, 2024.

VIRIOS THERAPEUTICS, INC.

By:
Name: Greg Duncan
Title: Chief Executive Officer

F-2

Execution Version

EXHIBIT G

VIRIOS THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Virios Therapeutics, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on October 4, 2024, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Series A Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS: the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 2,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 2,213.8044 shares of “Series A Non-Voting Convertible Preferred Stock” pursuant to the terms of the Share Exchange Agreement, dated as of the date hereof, by and among the Corporation and Sealbond Limited, a British Virgin Islands corporation (the “Exchange Agreement”), and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

1.Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, NY, are authorized or obligated by Law to be closed.

“Buy-In” shall have the meaning set forth in Section 6.5.4.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Non-Voting Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934.

“Holder” means a holder of shares of Series A Non-Voting Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

2.Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Non-Voting Preferred Stock”) and the number of shares so designated shall be 2,270. Each share of Series A Non-Voting Preferred Stock shall have a par value of $0.0001 per share.

3.Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock; provided, however, in no event shall Holders of Series A Non-Voting Preferred Stock be entitled to receive the “rights” distributed pursuant to that certain Contingent Value Rights Agreement dated as of October 7, 2024 by and between the Corporation and Broadridge Corporation Issuer Solutions, LLC a Pennsylvania limited liability company, as may be amended from time to time (the “CVR Agreement”), or any amounts paid under the CVR Agreement. In addition, Holders shall be entitled to receive, and the Corporation shall pay, payment-in-kind (“PIK”) dividends on each share of Series A Non-Voting Preferred Stock, accruing at a rate equal to five percent (5.0%) per annum payable in shares of Series A Non-Voting Preferred Stock on the date that is 180 days after the date of the original issuance of such Series A Non-Voting Preferred Stock or such earlier date that that Holder may convert any portion of the Series A Non-Voting Preferred Stock to Common Stock. Other than as set forth in the previous two sentences, no other dividends shall be paid on shares of Series A Non-Voting Preferred Stock, and the

Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous two sentences.

4.Voting Rights.

4.1Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series A Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Non-Voting Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series A Non-Voting Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series A Non-Voting Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series A Non-Voting Preferred Stock, (iii) prior to the Stockholder Approval (as defined below) or at any time while at least 30% of the originally issued Series A Non-Voting Preferred Stock remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined below) or (B) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction or (iv) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series A Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock, except that such holders may not vote such shares upon the proposal for Stockholder Approval pursuant to the Exchange Agreement in accordance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC.

4.2Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing at least a majority of the outstanding shares of Series A Non-Voting Preferred Stock.

5.Rank; Liquidation.

5.1The Series A Non-Voting Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

5.2Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Non-Voting Preferred Stock were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends accrued on but unpaid to such shares. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series A Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Corporation or the Board of Directors expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

6.Conversion.

6.1Automatic Conversion on Stockholder Approval. Effective as of 5:00 p.m. Eastern time on the third Business Day after the date that the Corporation’s stockholders approve the conversion of the Series A Non-Voting Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market, as set forth in Section 4.1 of the Exchange Agreement (the “Stockholder Approval”), each share of Series A Non-Voting Preferred Stock then outstanding shall automatically convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined below), subject to the Beneficial Ownership Limitation in accordance with Section 6.4 below (the “Automatic Conversion”). In determining the application of the Beneficial Ownership Limitations solely with respect to the Automatic Conversion, subject to Section 6.4, the Corporation shall calculate beneficial ownership for each Holder assuming beneficial ownership by such Holder of: (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock for which a Holder has provided the Corporation with prior written notice of beneficial ownership within 30 days prior to the date of Stockholder Approval (a “Beneficial Ownership Statement”) and assuming the conversion of all shares of Series A Non-Voting Preferred Stock less the aggregate number of shares of Series A Non-Voting Preferred Stock that will not convert into shares of Common Stock on account of the application of any applicable Beneficial Ownership Limitations. If a Holder fails to provide the Corporation with a Beneficial Ownership Statement within 30 days prior to the date of Stockholder Approval, then the Corporation, following prior written notice to the Holder, shall be entitled to presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero. The shares of Series A Non-Voting Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. The Conversion Shares shall be issued as follows:

6.1.1Converted Stock that is registered in book entry form shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within two Business Days of the effectiveness of the Automatic Conversion.

6.1.2Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of Automatic Conversion and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares upon the Holder tendering to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock.

6.1.3Notwithstanding the cancellation of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

6.2Conversion at Option of Holder. Subject to Section 6.1, Section 6.4 and Section 6.5.3, each share of Series A Non-Voting Preferred Stock then outstanding shall be convertible, at any time and from time to time following 5:00 p.m. Eastern time on the third Business Day after the date that the Stockholder Approval is obtained by the Corporation, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to any applicable Beneficial Ownership Limitation (each, an “Optional Conversion”); it being understood and agreed that the Beneficial Ownership Limitation shall not apply to the matters set forth in Section 6.5.3 below. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series A Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series A Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

6.3Conversion Ratio. The “Conversion Ratio” for each share of Series A Non-Voting Preferred Stock shall be 10,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series A Non-Voting Preferred Stock, subject to adjustment as provided herein.

6.4Beneficial Ownership Limitation. The Corporation shall not effect any conversion of any share of Series A Non-Voting Preferred Stock, including pursuant to Section 6.1, and a Holder shall not have the right to convert any portion of the Series A Non-Voting Preferred Stock pursuant to Section 6.2, to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion (as defined in the Certificate of Designation) with respect to the Series A Preferred Stock, such Holder (or any of such Holder’s affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Preferred Stock subject to the Notice of Conversion or the Automatic Conversion, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6.4, in determining the number of outstanding shares of

Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Non-Voting Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at 19.9% for each Holder and its Attribution Parties and may be adjusted at the discretion of the Holder to a percentage above 4.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the Automatic Conversion or such Notice of Conversion (as applicable), to the extent permitted by this Section 6.4. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction or the earlier of (i) approval by Nasdaq of the Nasdaq Listing Application (as defined in the Exchange Agreement) and receipt of Stockholder Approval and (ii) if Stockholder Approval is not obtained by June 30, 2026, the date that is three Business Days after June 30, 2026, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation.

6.5Mechanics of Conversion.

6.5.1Delivery of Certificate or Electronic Issuance. Upon Conversion not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Non-Voting Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Non-Voting Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Non-Voting Preferred Stock unsuccessfully tendered for conversion to the Corporation, and for all purposes the conversion shall not be deemed to have occurred.

6.5.2Obligation Absolute. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, in the event a Holder shall elect to convert any or all of its Series A Non-Voting Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Non-Voting Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series A Non-Voting Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6.4 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.5.1, issue Conversion Shares upon a properly noticed conversion.

6.5.3Cash Settlement. If, at any time after the earliest of (a) Stockholder Approval, (b) the occurrence of one of the events described in clauses (ii), (v), or (vi) of Section 1.5(a) of the Exchange Agreement, or (c) June 30, 2026, the Corporation fails to deliver to a Holder such certificate or certificates representing shares of Common Stock, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6.5.1 on or prior to the third (3rd) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Corporation) then, unless the Holder has rescinded the applicable Notice of Conversion pursuant to Section 6.5.1, the Corporation shall, at the request of the Holder, pay an amount equal to the Fair Value (as defined below) of such undelivered shares, with such payment to be made within two Business Days from the date of request by the Holder, whereupon the Corporation’s obligations to deliver such shares underlying the Notice of Conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares; provided, however that such request shall be presumed to have been duly and properly made by such Holder if Stockholder Approval shall not have been obtained prior to the date on which the Notice of Conversion is delivered to the Corporation. For purposes of this Section 6.5.3, the “Fair Value” of shares shall be fixed with reference to the last reported Closing Sale Price on the principal Trading Market on which the Common Stock is listed as of the Trading Day immediately prior to, in the case of the Automatic Conversion, the date of the Stockholder Approval, and in the case of an Optional Conversion (or in any other case in accordance with this Section 6.5.3), the Conversion Date. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6.5.3 shall be available irrespective of the reason for the Corporation’s failure to timely deliver Conversion Shares (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Corporation) including due to the lack of obtaining Stockholder Approval, or due to applicable Trading Market rules.

6.5.4Buy-In on Failure to Timely Deliver Certificates. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.5.1 (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Corporation or the application of the Beneficial Ownership Limitation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Non-Voting Preferred Stock equal to the number of shares of Series A Non-Voting Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Non-Voting Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Non-Voting Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6.5.3; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Non-Voting Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.5.1.

6.5.5Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Non-Voting Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

6.5.6Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Non-Voting Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Common Stock that a Holder of Series A Non-Voting Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Common Stock issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Non-Voting Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.5.7Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Non-Voting Preferred Stock shall be made without charge to any

Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.6Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Non-Voting Preferred Stock. In no event shall the Series A Non-Voting Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

7.Certain Adjustments.

7.1Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Non-Voting Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

7.2Fundamental Transaction. If, at any time while this Series A Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person, (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 20% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations at the effective time of such Fundamental Transaction, with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that this Series A Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close. Notwithstanding anything to the contrary herein, the Corporation’s disposition of certain assets pursuant to the CVR Agreement shall not constitute a Fundamental Transaction.

7.3Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/10,000th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8.Redemption. The shares of Series A Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law, nor shall the foregoing limit the Holder’s rights under Section 6.5.3.

9.Transfer. A Holder may transfer any shares of Series A Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (a) do and perform, or cause to be done and performed, all such further acts and things, and (b) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any shares of Series A Non-Voting Preferred Stock shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.

10.Series A Non-Voting Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Non-Voting Preferred Stock, in which the Corporation shall record (a) the name, address, and electronic mail address of each holder in whose name the shares of Series A Non-Voting Preferred Stock have been issued and (b) the name, address, and electronic mail address of each transferee of any shares of Series A Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series A

Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series A Non-Voting Preferred Stock or his, her or its legal representatives.

11.Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

12.Book-Entry; Certificates. The Series A Non-Voting Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series A Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series A Non-Voting Preferred Stock. To the extent that any shares of Series A Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

13.Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, other than as expressly set forth herein. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Preferred Stock granted hereunder may be waived as to all shares of Series A Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Non-Voting Preferred Stock then outstanding, provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder, provided further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).

14.Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

15.Status of Converted Series A Non-Voting Preferred Stock. If any shares of Series A Non-Voting Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Non-Voting Preferred Stock. Any share of Series A Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Non-Voting Preferred Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Virios Therapeutics, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock to be duly executed by its Chief Executive Officer on October 7, 2024.

VIRIOS THERAPEUTICS, INC.

By:
Name:
Title:

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Non-Voting Preferred Stock indicated below, represented in book-entry form, into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Virios Therapeutics, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on October 7, 2024.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise, is _____. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:

Number of shares of Series A Non-Voting Preferred Stock owned prior to Conversion:

Number of shares of Series A Non-Voting Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:

Broker No.:

Account No.:

[HOLDER]

By:
Name:
Title:

Execution Version

EXHIBIT H

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of October 7, 2024, is entered into by and between Virios Therapeutics, Inc., a Delaware corporation (the “Company”), and Broadridge Corporation Issuer Solutions, LLC, a Pennsylvania limited liability company, as Rights Agent (as defined herein).

RECITALS

WHEREAS, the Company and Sealbond Limited, a British Virgin Islands corporation (“Seller”), have entered into a Share Exchange Agreement, dated as of October 7, 2024 (the “Exchange Agreement”), pursuant to which the Company is acquiring 100% of the issued and outstanding shares of capital stock of Pharmagesic (Holdings) Inc., a Canadian corporation (the “Target”) from Seller in exchange for the consideration set forth therein;

WHEREAS, pursuant to the Exchange Agreement, and in accordance with the terms and conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the Company and the Rights Agent have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Exchange Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Exchange Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, the Holders of at least 30% of the outstanding CVRs, as reflected on the CVR Register.

“Assignee” has the meaning set forth in Section 7.5.

“Business Day” means a day except a Saturday, a Sunday, or any other day on which commercial banks in the City of New York or the New York Stock Exchange are authorized or required by law to be closed.

“Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first December 31 thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“Commercially Reasonable Efforts” means with respect to the Company and its obligations with respect to the Program Assets, the diligent, good faith efforts and resources that the Company would normally devote to achieving or attempting to achieve the relevant objective for a product which is at similar stage of development, product life, market potential, profit potential, safety and efficacy, scientific potential and strategic value, based on conditions then prevailing, taking into account all relevant factors that the Company would normally take into account, including the regulatory environment, market exclusivity applicable to the United States, patent coverage, the availability of coverage and reimbursement and the expected profitability and profit potential of the Product.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the Exchange Agreement and this Agreement.

“CVR Payment” means 87.75% of any Upfront Payment or Milestone Payment received by the Company in a given Calendar Quarter.

“CVR Payment Amount” means with respect to each CVR and each Holder, an amount equal to the aggregate CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.

“CVR Payment Period” means, as applicable on a Product-by-Product and country-by-country basis, a period equal to a Calendar Quarter ending at any time after the effective date of a Disposition Agreement until the Expiration Date.

“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of the Company, signed on behalf of the Company, setting forth in reasonable detail each Upfront Payment or Milestone Payment received by or on behalf of the Company, its Affiliate or its or their (sub)licensees and the calculation of the applicable CVR Payment for such CVR Payment Period.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the Closing Date and ending on the Expiration Date.

“Disposition” means the direct or indirect sale, lease, (sub)license, transfer, assignment or other disposition of any kind of any Program Asset, in whole or in part (including any sale, transfer or other disposition of equity securities in any Subsidiary of the Company holding any right, title or interest in or to any Program Asset).

“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between the Company or its Affiliates and any Person (or group of related Persons) who is/are not, as of the applicable time of determination, an Affiliate of the Company, in each case, such agreement regarding a Disposition.

“DTC” means The Depository Trust Company or any successor thereto.

“Expiration Date” means seven (7) years following the Closing Date.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Licensee or Assignee” means, with respect to a Product, a Third Party to whom any Related Party (including, for clarity, another Licensee or Assignee) has granted a written license or sublicense (other than an implied license) or assignment of rights to research, develop, manufacture, commercialize or otherwise exploit a Product.

“Loss” has the meaning set forth in Section 3.2(g).

“Milestone Payment” means any cash payment received by or on behalf of the Company, its Affiliate or its or their (sub)licensees for or as a result of the achievement or occurrence of any non-clinical, clinical or regulatory event or activity, in each case, pursuant to any Disposition Agreement related to the Company’s IMC-1 and IMC-2 programs.

“Notice” has the meaning set forth in Section 7.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of the Company, in their respective official capacities.

“Party” means the Company or the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Product” means any product or therapy which contains or otherwise includes rights to either IMC-1 or IMC-2 (each as more specifically defined on Annex I), in any dosage, form, formulation, presentation, or package configuration, that contains or comprises, whether alone or in combination with any other active ingredient(s), of IMC-1 or IMC-2, including any modification or derivative thereof.

“Program Assets” means the tangible and intangible assets (including intellectual property and any intellectual property rights therein) exclusively used in or primarily related to the Company’s IMC-1 and IMC-2 programs.

“Record Date” means October 17, 2024.

“Record Time” has the meaning set forth in Section 2.1(a).

“Related Party” means each of the Company, its Affiliates, and each respective Licensee or Assignee, as applicable.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Third Party” means any Person that is not the Company or the Company’s Affiliates.

“Upfront Payment” means any upfront cash consideration received by the Company pursuant to any Disposition Agreement solely with respect to licensing of the Products or Program Assets on an exclusive basis, received within ninety (90) days following the effective date of the Disposition Agreement.

ARTICLE 2.

CONTINGENT VALUE RIGHTS

Section 2.1Holders of CVRs; Appointment of Rights Agent.

(a)The CVRs represent the rights of Holders to receive CVR Payments pursuant to the Exchange Agreement and this Agreement. The initial Holders will be the holders of Common Stock as of 5:00 p.m. ET on the Record Date (the “Record Time”). One CVR will be issued with respect to each share of Common Stock that is outstanding as of the Record Time.

(b)The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the Rights Agent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby will (i) conflict with, or result in any violation of any provision of the certificate of incorporation, bylaws and other similar organizational documents of the Company, or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to the Company. No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable federal, state and provincial securities Laws.

(c)The Company hereby appoints the Rights Agent to act as Rights Agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of any CVR, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3No Certificate; Registration; Registration of Transfer; Change of Address.

(a)The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering the CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such holders as of the Record Time. The Rights Agent will have no responsibility whatsoever directly or indirectly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares of Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or shares of Common Stock by DTC to such street name holders.

(c)Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the applicable CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d)A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting

Holders may, without duplication, make a written request to the Company for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Company will cause the Rights Agent to promptly deliver a copy of such list to the Acting Holders.

(e)The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of the Record Time. Subject to the terms and conditions of this Agreement, the Rights Agent shall effect the distribution of the CVRs, less any applicable Tax withholding, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4Payment Procedures.

(a)No later than sixty (60) days following the end of each Calendar Quarter during the CVR Term beginning with the Calendar Quarter ending on December 31, 2024, commencing with the first CVR Payment Period in which the Company or its Affiliates receives an Upfront Payment or a Milestone Payment, the Company shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company shall pay the Rights Agent in U.S. dollars an amount equal to the CVR Payment for the applicable CVR Payment Period. Such CVR Payment will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than twenty (20) Business Days prior to the date of the applicable payment (the Company acknowledges that additional wire transfer fees may apply). Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay to each Holder set forth in the CVR Register at such time, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of a CVR Payment Statement under this Section 2.4(a), send each Holder at its registered address a copy of such statement (at the Company’s sole cost and expense). For the avoidance of doubt the Company shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4(a).

(b)With respect to cash deposited by the Company with the bank or financial institution designated by Rights Agent (currently Wells Fargo or U.S. Bank), Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account, therefor in the name of Rights Agent for the benefit of the Company. Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable tax withholding payments. Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit or investment made by Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of Rights Agent. Rights Agent may from time to time receive interest in connection with such deposits. Rights Agent shall not be obligated to pay such interest to the Company, any Holder or any other party. Rights Agent is acting as an agent hereunder and is not a debtor of the Company in respect of cash deposited hereunder. For the avoidance of doubt, the Company acknowledges that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any Governmental Body as a bank or a trust company.

(c)The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, the Company shall be entitled to deduct and withhold, and hereby authorizes the Rights Agent to deduct and withhold, any Tax that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement. To the extent the amounts are so withheld by the Company or the Rights Agent, as the case may be, and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

(d)Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the applicable Calendar Quarter end (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), and any Holder will thereafter look only to the Company for payment of such CVR Payment (which shall be without interest).

(e)If any CVR Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable Calendar Quarter end (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Body), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither the Company nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law.

Section 2.5No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b)The CVRs will not represent any equity or ownership interest in the Company. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c)Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d)It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Upfront Payment or Milestone Payment will occur and that there will not be any CVR Payment Amount. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto, and the Company and its Affiliates intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

Section 2.6Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVRs to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Holder of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

ARTICLE 3.

THE RIGHTS AGENT

Section 3.1Certain Duties and Responsibilities.

(a)The provisions of this Section 3 below shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent, and the exercise, termination and expiration of the CVRs. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement or for any other damages or causes of action arising from or related to this Agreement, except to the extent such liability arises as a result of the willful misconduct, fraud, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b)The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company or Target. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2Certain Rights of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition, the Company and the Holders each agree that the Rights Agent shall have the following rights:

(a)The Rights Agent may rely on and shall be held harmless by Company in acting upon written (including electronically transmitted) or oral instructions from the Company or any Holder with respect to any matter relating to its acting as Rights Agent.

(b)The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document reasonably believed by it in the absence of bad faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged or presented by or on behalf of the proper party or parties.

(c)Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d)The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e)Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f)The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g)The Company agrees to indemnify the Rights Agent and its affiliates, and its and their respective employees, officers, directors, representatives and advisors for, and to hold such parties harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost, claim, demands, suits or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s fraud, gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes imposed with respect to payments to the Rights Agent for its services pursuant to this Agreement.

(h)The Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company), nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement.

(i)The Rights Agent shall not be obligated to take any legal or other action hereunder which might, in its judgment, subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it.

(j)The Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order.

(k)The Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing.

(l)The Rights Agent shall not assume any obligations or relationship of agency or trust with any Holder.

(m)The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes on payments to the Rights Agent for its services pursuant to this Agreement) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

(n)No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(o)The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Exchange Agreement or any other agreement between or among any of the Company, Target or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(p)In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to the Company, and the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(q)The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company or Target resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(r)The Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to, any of the statements of fact or recitals contained in this

Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(s)The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(t)The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(u)The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(v)The obligations of the Company and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3Resignation and Removal; Appointment of Successor.

(a)The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e)Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)As long as all fees and charges that are due and payable to the Rights Agent for the Rights Agent’s services performed under this Agreement have been paid, the Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Rights Agent shall be entitled to reimbursement by the Company for costs and expenses related to such transition services.

Section 3.4Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4.

COVENANTS

Section 4.1List of Holders. The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten (10) Business Days following the Closing Date.

Section 4.2Payment of CVR Payment. The Company shall, promptly following receipt of an Upfront Payment or a Milestone Payment, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, cash in an aggregate amount necessary to pay the CVR Payment Amount to each Holder. Company acknowledges and agrees that Rights Agent’s ability to pay the CVR Payment Amount to each Holder in a timely manner is contingent upon the timely receipt by Rights Agent of cash in an aggregate amount sufficient to pay such amounts, which cash must be received by Rights Agent no later than twenty-four (24) hours prior to the date of expected payment (the “Expected Payment Date”). Rights Agent shall be excused from any failure to provide or cause to be provided timely payments to the extent Company fails to provide such cash to Rights Agent at least twenty-four (24) hours prior to the Expected Payment Date. Cash payments received from the Company less than twenty-four (24) hours prior to the Expected Payment Date may incur additional rush processing fees.

Section 4.3Limited Obligations of Public Company. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (a) during the CVR Term, the Company shall use Commercially Reasonable Efforts to develop and commercialize or otherwise monetize the Program Assets and (b) none of the Company or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the Program Assets.

Section 4.4Prohibited Actions. Unless approved by the Acting Holders, prior to the end of the CVR Term, the Company shall not grant any lien, security interest, pledge or similar interest in any Program Assets. Unless approved by the Acting Holders, prior to end of the CVR Term, the Company shall not, and shall not permit its Affiliates to, grant, assign, transfer or otherwise convey any Program Assets (including any option to obtain rights) to any third party.

Section 4.5Books and Records. Until the end of the CVR Term, the Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Rights Agent to confirm each CVR Payment payable hereunder in accordance with the terms specified in this Agreement.

Section 4.6Development Reports. During the CVR Term, the Company shall provide the Rights Agent, no later than June 30th of each calendar year (each a “Development Report Deadline”), with an annual written report setting forth in reasonable detail the activities the Company and its Affiliates have undertaken in the preceding twelve (12)-month period to achieve a Milestone Payment (each such report, a “Development Report”). The Rights Agent shall promptly, and in any event within ten (10) business days after receipt of each such Development Report, send each Holder at its registered address a copy of the applicable Development Report. The Company’s obligation to deliver a Development Report on or before each Development Report Deadline pursuant to this Section 4.6 shall be deemed satisfied to the extent one or more of the Company’s periodic and current reports and other documents filed with the Securities and Exchange Commission then publicly available by such Development Report Deadline sets forth in reasonable detail the activities the Company or its Affiliates have undertaken in such preceding twelve (12)-month period to achieve a Milestone Payment.

Section 4.7Audits. Until the Expiration Date of this Agreement and for a period of ten (10) years thereafter, the Company shall keep complete and accurate records in sufficient detail to permit the Acting Holders to confirm the accuracy of the payments due hereunder. The Acting Holders, without duplication, shall have the right to cause an independent accounting firm reasonably acceptable to the Company to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which the Company or its Affiliates receives an Upfront Payment or a Milestone Payment and ending on the last day of the CVR Term. The Company may require such accounting firm to execute a reasonable confidentiality agreement with the Company prior to commencing the audit. The accounting firm shall disclose to the Acting Holders only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Company, but no more than frequently than once per year. No accounting period of the Company shall be subject to audit more than one time by the Acting Holders, unless after an accounting period has been audited by the Acting Holders, the Company restates its financial results for such accounting period, in which event the Acting Holders may conduct a second audit of such accounting period in accordance with this Section 4.7. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. The Acting Holders shall bear the full cost and expense of such audit unless such audit discloses an underpayment by the Company of twenty percent (20%) or more of the CVR Payments due under this Agreement for the audited period, in which case the Company shall bear the full cost and expense of such audit.

ARTICLE 5.

AMENDMENTS

Section 5.1Amendments Without Consent of Holders.

(a)The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i)to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)subject to Section 6.1, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.1;

(iii)to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv)to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi)as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii)to cancel the applicable CVRs (x) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (y) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii)as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix)to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b)Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to, at the Company’s sole cost and expense) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.2Amendments with Consent of Holders.

(a)In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b)Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to, at the Company’s sole cost and expense) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.

Section 5.3Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Article 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1The Company May Not Consolidate, Etc. During the CVR Term, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a)The Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all CVRs (when and as due hereunder) and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(b)The Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6 and that all conditions precedent herein provided for relating to such transaction have been complied with.

For the avoidance of doubt, the Right Agent shall not be liable or responsible for any failure of the Company to comply with the obligations in this Section 6.1.

Section 6.2Successor Substituted. Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein.

ARTICLE 7.

MISCELLANEOUS

Section 7.1Notices to Rights Agent and to the Company. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Broadridge Corporate Issuer Solutions, LLC
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717

Email: legalnotices@Broadridge.com; BCISCAManagement@Broadridge.com;

BCISERM@Broadridge.com

With a copy (which shall not constitute notice) to:

Broadridge Financial Solutions, Inc.
2 Gateway Center
Newark, New Jersey 07102
Attention: General Counsel.

if to the Company, to:

Virios Therapeutics, Inc.
44 Milton Avenue
Alpharetta, GA 30009

Attention: Angela Walsh

Email Address: angela@virios.com

with a copy, which shall not constitute notice, to:

Orrick, Herrington & Sutcliffe LLP
2100 Pennsylvania Street, N.W.
Washington, D.C. 200037

United States
Attention: David Schulman
Email Address: dschulman@orrick.com

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Blake Liggio

Caitlin Tompkins

Email:bliggio@goodwinlaw.com

ctompkins@goodwinlaw.com

or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Party.

Section 7.2Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 7.3Entire Agreement. As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.4Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.

Section 7.5Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4 or to an affiliate of the Rights Agent in connection with a corporate restructuring or to a successor Rights Agent in accordance with the terms of this Agreement, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.

Section 7.6Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights; provided, that Holders must enforce any such legal or equitable rights, remedies or claims under this Agreement against the Company and not the Rights Agent.

Section 7.7Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

Section 7.8Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, County of New Castle, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.

Section 7.9WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10Severability Clause. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11Counterparts; Effectiveness. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 7.12Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the Expiration Date. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments have been made, if applicable.

Section 7.13Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d)Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e)A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Eastern Time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Eastern Time) on the next Business Day if the last day of the period is not a Business Day.

(f)Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, NY, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g)References to “cash,” “dollars” or “$” are to U.S. dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Virios Therapeutics, Inc.

By:
Name:
Title:

[Signature Page to CVR Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Broadridge Corporation Issuer Solutions, LLC

By:
Name:
Title:

[Signature Page to CVR Agreement]

Annex I

Products

IMC-1 and IMC-2 are novel, proprietary, fixed dose combinations of anti-herpes antivirals and celecoxib. IMC-1 is a novel combination of famciclovir and celecoxib intended to synergistically suppress herpesvirus activation and replication, with the end goal of reducing viral mediated disease burden. IMC-2 is a combination of valacyclovir and celecoxib that, like IMC-1, is intended to synergistically suppress herpesvirus activation and replication with a more specific activity against the Epstein-Barr virus (herpesvirus HHV-4).

EXHIBIT I

FORM OF

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”), dated as of [•] (the “Effective Date”), is made and entered into by and among SEALBOND LIMITED, a British Virgin Islands corporation (“Optionee”) and VIRIOS THERAPEUTICS, INC., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Share Exchange Agreement (as defined below) or the Certificate of Designation of Preferences Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (“Certificate of Designation”).

WHEREAS, the Company desires to grant to Optionee during the period beginning on the Effective Date, the right to acquire all of the Company’s and its direct and indirect subsidiaries’ intellectual property, rights, title, regulatory submissions, assignment of contracts, data and interests, as of the time of such acquisition, in and to tetrodotoxin and Halneuron® (the “Assets”) from the Company as set forth in the Share Exchange Agreement;

WHEREAS, The Company hereby acknowledges that (i) the Optionee has required that the Company enter into this Agreement to induce the Optionee to enter into the Share Exchange Agreement and (ii) the consideration received by the Company in exchange for issuing shares of Company capital stock pursuant to the Share Exchange Agreement is comprised of the Assets (as encumbered by the Option and the other obligations of the Company set forth in this Agreement) together with the performance, by the parties other than the Company, of the other covenants and obligations set forth in the Share Exchange Agreement; and

WHEREAS, as a condition to its willingness to enter into the Share Exchange Agreement Optionee has required that the Company has agreed to enter into this Agreement to effect the Option (as defined below) upon the occurrence of, and in accordance with, any of the events set forth in (i) – (vi) of Section 1.5(a) of the Share Exchange Agreement (the “Repurchase Right Provision”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

REPURCHASE OPTION

Section 1.1Option to Repurchase Grant. The Company hereby grants to Optionee an unconditional and irrevocable option, but not the obligation, at any time after the Effective Date pursuant to the terms of the Repurchase Right Provision, to acquire the Assets, on the terms and subject to the conditions set forth in the Share Exchange Agreement (the option granted by the Company to Optionee pursuant to this Agreement is referred to as the “Option”). Optionee shall exercise the Option by giving written notice to the Company of the exercise of the Option (the date such notice is delivered, the “Option Exercise Date”).

Section 1.2Consideration for the Option.

(a)Optionee shall net settle with the Company the aggregate cash settlement amount of all of Optionee’s Series A Non-Voting Preferred Stock in accordance with Section 6.5.3 of the Certificate of Designation as aggregate consideration in connection with exercising the Option (such payment, the “Option Consideration”).

(b)Except as set forth in Article VI, the Option Consideration shall be non-refundable and non-creditable. The Company acknowledges that payment of the Option Consideration represents full consideration for the Optionee’s covenants and agreements in this Agreement.

Section 1.3Actions upon Exercise of the Option. In the event that Optionee exercises the Option, the Company and Optionee, as applicable, may execute and deliver such other agreements, documents, instruments and certificates as are contemplated by the Share Exchange Agreement in order to effect the Option.

Section 1.4Enforcement of Sale.

(a)For purposes hereof, a “Failure to Sell” shall mean, if Optionee exercises the Option in accordance with Section 1.1 above and there is any breach by the Company of its obligations pursuant to this Agreement in connection with the Company’s obligation to sell the Assets to Optionee; provided, that any event or condition described above shall not be deemed a Failure to Sell unless Optionee delivers written notice of such event or condition to the Company, and such event or condition, if capable of cure, is not cured within three (3) Business Days after delivery of such written notice.

(b)The Company hereby agrees and acknowledges that in the event of a Failure to Sell, the Company shall enforce any and all applicable terms, provisions and covenants under the Company’s organizational documents and shareholder agreements to cause the Company to effect compliance with its respective obligations hereunder and under the Share Exchange Agreement and take any and all additional actions with respect thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Optionee that:

Section 2.1Organization; Authorization; Binding Agreement. The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted (to the extent such concepts are recognized in such jurisdiction) and the consummation of the transactions contemplated hereby are within the Company’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of the Company. The Company has full power and authority to execute, deliver and perform this Agreement and the Share Exchange Agreement. This Agreement has been duly and validly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in an Action in equity or at law).

Section 2.2Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of the Company’s obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not (a) violate any Law applicable to the Company or the Assets, (b) except as may be required by U.S. federal securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on the Assets or, if applicable, pursuant to, any contract, agreement, trust, commitment, Court Order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on the Company or any applicable Law, (c) render any Takeover Provisions (as defined in the Share Exchange Agreement) applicable to the Company in respect of the transactions contemplated by this Agreement or the Share Exchange Agreement, or (d) violate any provision of the Company’s organizational documents.

Section 2.3Ownership of the Assets. The Company is the owner of the Assets and has good and valid title to such Assets free and clear of any Liens (other than any Liens in effect as of the date of execution of the Share Exchange Agreement). No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Assets.

Section 2.4Reliance. The Company has had the opportunity to review this Agreement and the Share Exchange Agreement with counsel of the Company’s own choosing. The Company understands and acknowledges that Optionee is entering into this Agreement, and if the Option is exercised shall make such determination, in reliance upon the Company’s execution, delivery and performance of this Agreement.

Section 2.5Absence of Litigation. With respect to the Company, as of the Effective Date, there is no Action pending against, or, to the knowledge of the Company, threatened against the Company or any of the Company’s properties or assets (including the Assets) that could reasonably be expected to prevent or materially delay or impair the consummation by the Company of the transactions contemplated by this Agreement or the Share Exchange Agreement or otherwise adversely impact the Company’s ability to perform its obligations hereunder and under the Share Exchange Agreement.

Section 2.6Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

Optionee represents and warrants to the Company that:

Section 3.1Organization; Authorization. Optionee is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. The consummation of the transactions contemplated hereby is within Optionee’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Optionee. Optionee has full corporate power and authority to execute, deliver and perform this Agreement.

Section 3.2Binding Agreement. This Agreement has been duly authorized, executed and delivered by Optionee and constitutes a legal, valid and binding obligation of Optionee enforceable against Optionee in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in an Action in equity or at law).

Section 3.3Brokers and Agents. Neither Optionee nor any Person acting on its behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Share Exchange Agreement.

Section 3.4Financial Wherewithal. Optionee has the financial wherewithal, in accordance with the terms of the Repurchase Right Provision, to pay all amounts required to be paid by Optionee under this Agreement.

ARTICLE IV

ADDITIONAL COVENANTS OF THE COMPANY

The Company hereby covenants and agrees that until the termination of this Agreement:

Section 4.1No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under or the Share Exchange Agreement, the Company shall not, directly or indirectly, (a) create or permit to exist any Lien on any or all of the Assets, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”) the Assets, or any right or interest therein (or consent to any of the foregoing), (c) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of the Assets, or any right or interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Assets, except as expressly contemplated by this Agreement, (e) deposit or permit the deposit of any or all of the Assets, into a voting trust or enter into a voting agreement or arrangement with respect to any of such equity interests, including the Assets, except as expressly contemplated by this Agreement or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Company obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Company herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Company agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any or all of the Assets shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold the Assets subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. The Company further agrees to unconditionally and irrevocably waive any pre-emption rights under the Company’s organizational documents with respect to the transactions contemplated by this Agreement and the Share Exchange Agreement.

Section 4.2Actions. The Company agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Optionee, the Company or any of their respective successors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Share Exchange Agreement or (b) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into this Agreement, or the Share Exchange Agreement; provided that, for the avoidance of doubt, nothing contained in the foregoing shall limit the Company’s right to enforce the terms and provisions of this Agreement or the Share Exchange Agreement against any other party hereto and thereto to the extent any such terms and provisions are expressly for the benefit of the Company, and to seek any remedies (including under Section 5.10 hereof) in connection therewith.

Section 4.3No Public Announcements. Neither the Company nor Optionee shall, without the prior written approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement except as required by applicable Law (including rules of a securities exchange or market applicable to either the Company or the Optionee or their respective affiliates).

Section 4.4No Solicitation.

(a)No Solicitation. The Company shall not, nor shall the Company authorize or permit any of the Company Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage or facilitate (including by providing information), or take any other action designed to encourage or facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal relating to any of the Assets (“Acquisition Proposal”), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any Person (other than Optionee or its Representatives or the Company’s Representatives) any information or data concerning the Company or any Subsidiary of the Company relating to, or otherwise cooperate with, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (iii) execute or enter into any letter of intent, agreement in principle, tender agreement, support agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that may reasonably be expected to lead to or facilitate an Acquisition Proposal, or that conflicts with or the Share Exchange Agreement. The Company shall, and shall cause its Representatives to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith. The Company will notify the Optionee within 24 hours of receipt of any Acquisition Proposal.

ARTICLE V

MISCELLANEOUS

Section 5.1Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile or e-mail (with confirmation of receipt), by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, to the following addresses:

If to the Company:	With a required copy to (which shall not constitute notice to the Company):

Virios Therapeutics, Inc. 44 Milton Avenue Alpharetta, GA 30009 Attention: Angela Walsh Email Address: angela@virios.com	Orrick, Herrington & Sutcliffe LLP 2100 Pennsylvania Street, N.W. Washington, D.C. 200037 United States Attention: David Schulman Email: dschulman@orrick.com

If to the Optionee:	With a required copy to (which shall not constitute notice to the Optionee):

Sealbond Limited 2 Dai Fu Street Tai Po Industrial Estate New Territories, Hong Kong Attention: General Counsel	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
	Attention:	Blake Liggio
Caitlin Tompkins
Email: CKLS-Legalteam@ck-lifesciences.com	Email:	bliggio@goodwinlaw.com ctompkins@goodwinlaw.com

Section 5.2Expiration or Termination; Effects of Expiration or Termination.

(a)This Agreement may be terminated at any time upon the mutual written consent of all of the parties hereto.

(b)Upon the termination of this Agreement for any reason, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to any other party; provided that (i) nothing set forth in this Section 5.2 shall relieve any party from liability for its breach of this Agreement prior to such expiration or termination to the extent a Claim has been presented in accordance with the terms of this Agreement, shall survive any expiration or termination of this Agreement.

Section 5.3Amendments and Waivers. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 5.4Expenses. Each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Section 5.5Binding Effect; Benefit; Assignment. This Agreement may not be assigned by the Company without the prior written consent of Optionee or by Optionee without the prior written consent of the Company; provided, however, that Optionee shall be entitled to assign this Agreement to any Affiliate of Optionee without the consent of the Company, provided further that no such assignment shall relieve Optionee of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Optionee, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 5.5 any right, remedy or claim under or by reason of this Agreement as a third party beneficiary or otherwise.

Section 5.6Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 5.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.1 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

Section 5.7Counterparts; Delivery by Facsimile or Email. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile or .PDF signatures shall be deemed originals.

Section 5.8Entire Agreement. This Agreement, the Share Exchange Agreement, the Exhibits and Schedules referred to herein and therein and the documents delivered pursuant hereto and thereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between the parties hereto.

Section 5.9Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 5.10Specific Performance. Each party hereto acknowledges that the parties hereto will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each of the parties hereto shall have the right, prior to any termination of this Agreement, to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, any other party’s covenants and agreements contained in this Agreement, in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity, and each party hereto waives any requirement for the securing or posting of any bond or security in connection with any such remedy.

Section 5.11Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.12Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 5.13Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement and, if the Option are exercised, the Share Exchange Agreement.

Section 5.14Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

Section 5.15Potential Competition Review.

(a)If the act of exercise of any the Option requires the making of filings under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”), or under any similar pre-merger or antitrust notification provision in the European Union or any other jurisdiction, then all rights and obligations related to Optionee’s exercising the Option or Optionee’s decision not to proceed with the exercise of the Option will be tolled until the applicable waiting period has expired or been terminated or until approval or clearance from the reviewing authority has been received, and each party agrees to diligently make any such filings and respond to any request for information to expedite review of such transaction and minimize or avoid any delays in payments.

(b)If the antitrust enforcement authorities in the U.S. make a second request under the HSR Act, or any antitrust enforcement authority in another jurisdiction commences an investigation related to Optionee exercising the Option or a decision by Optionee not to exercise the Option, then the Parties will, in good faith, cooperate with each other and take reasonable best efforts to attempt to (i) resolve all enforcement agency concerns about the transaction under investigation, and (ii) diligently oppose any enforcement agency opposition to such transaction. If the enforcement agency files a formal action to oppose the transaction, the Parties will confer in good faith to determine the appropriate strategy for resolving the enforcement agency opposition, including, and where appropriate, the renegotiation of their obligations under this Agreement with respect to the exercise of the Option, with the objective of placing each party, to the maximum extent possible, in the same economic position that each party would have occupied if Optionee’s decision to proceed with exercise of the Option or not to proceed with exercise of the Option had been permitted.

ARTICLE VI

INDEMNIFICATION

Section 6.1Indemnification by the Company.

(a)The Company agrees to indemnify and hold harmless the Optionee from and against any and all Damages incurred by such Optionee from and after the Effective Date in connection with or arising from:

(i)any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement; and

(ii)any breach by the Company of any of its covenants or agreements, or any failure of the Company to perform any of its obligations, in this Agreement.

(b)No information or knowledge obtained in any investigation conducted by or on behalf of Optionee shall (i) affect or be deemed to modify any representations, warranties, covenants and agreements in this Agreement or (ii) be deemed to affect Optionee’s reliance on the representations, warranties, covenants and agreements in this Agreement. Any exercise of the Option and the execution of the Share Exchange Agreement will not affect the right to indemnification or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement.

Section 6.2Notice of Claims.

(a)The Optionee (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail and in good faith the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Party Claim”) shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except and only to the extent the failure to give such notice actually and materially prejudices the Indemnifying Party with respect to such Third Party Claim.

(b)After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

Section 6.3Third Party Claims.

(a)If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall, within thirty (30) days from delivery of the Claim Notice (the “Notice Period”), notify the Indemnified Party (i) whether or not such Indemnifying Party disputes its indemnification obligation to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) if such Indemnifying Party does not dispute such indemnification obligation, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. If, and for so long as, (A) the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party agrees to provide full indemnification with respect to such Third Party Claim (subject to the limitations in this Article VI) and desires to defend the Indemnified Party against such Third Party Claim, and (B) the Third Party Claim does not (I) involve criminal liability or any admission of wrongdoing, (II) seek equitable relief or any other non-monetary remedy against the Indemnified Party or (III) involve any Governmental Authority as a party thereto, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or diligently prosecuted by such party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (1) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (2) involves no admission of wrongdoing by the Indemnified Party or its Affiliates, (3) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates and (IV) the monetary relief contemplated by such settlement is fully covered by the Indemnifying Party pursuant to this Article VI. If the Indemnified Party desires to participate in (but not control) any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. For the avoidance of doubt, the assumption of the conduct and control of any Third Party Claim includes the posting of bonds or other security required by the court or adjudicative body before which such proceeding is taking place.

(b)If (i) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, (ii) the terms of this Agreement do not permit the Indemnifying Party to defend the Indemnified Party against such Third Party Claim, (iii) the Indemnified Party reasonably concludes, based on advice of counsel, that there are issues that raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Party, or (iv) the Indemnified Party, based on advice of counsel, has different or additional defenses available to it, then the Indemnified Party shall be entitled to its own counsel with respect to the participation in and/or defense of such Third Party Claim, at the sole cost and expense of the Indemnified Party.

(c)In the event that the Indemnifying Party or the Indemnified Party (the “Defending Party”) undertakes any such defense against any such Third Party Claim (to the extent that such party is permitted to undertake such defense pursuant to the terms and conditions of this Section 6.3), the other party (the “Non-Defending Party”) shall reasonably cooperate with the Defending Party in such defense and make available to the Defending Party all witnesses, pertinent records, materials and information in the Non-Defending Party’s possession or under the Non-Defending Party’s control related thereto as is reasonably required by the Defending Party. The Defending Party shall also have the right to receive from the Non-Defending Party copies of all pleadings, notices and communications with respect to such Third Party Claim that are in the possession of the Non-Defending Party.

Section 6.4No Punitive Damages. UNDER NO CIRCUMSTANCES SHALL ANY PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OF THEIR AFFILIATES UNDER THIS AGREEMENT FOR, AND NO PARTY OR ANY OF ITS AFFILIATES SHALL HAVE THE RIGHT TO CLAIM OR RECOVER FROM ANY OTHER PARTY, ANY PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER, WHETHER FORESEEABLE OR UNFORESEEABLE, HOWSOEVER CAUSED OR ON ANY THEORY OF LIABILITY, EXCEPT, IN ALL SUCH CASES, THAT ANY INDEMNIFIED PARTY MAY RECOVER SUCH DAMAGES, LOSSES OR EXPENSES THAT SUCH INDEMNIFIED PARTY IS REQUIRED TO PAY TO ANY THIRD PERSON IN CONNECTION WITH A THIRD PERSON CLAIM.

Section 6.5Exclusive Remedy. Except with respect to remedies that cannot be waived as a matter of law (including fraud) and injunctive and provisional relief (including specific performance), the Company and Optionee agree that, from and after the Effective Date, this Article VI shall be the exclusive remedy with respect to any breaches of the representations, warranties, covenants and agreements set forth in this Agreement.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

VIRIOS THERAPEUTICS, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Repurchase Agreement]

SEALBOND LIMITED, a British Virgin Islands
corporation

By:
Name:
Title:

[Signature Page to Repurchase Agreement]

EXHIBIT A

SHARE EXCHANGE AGREEMENT